Exhibit 10.1

EXECUTION VERSION

$22,300,000

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of December 17, 2025

among

ZYNEX, INC.,

as Borrower,

and

THE GUARANTORS PARTY HERETO,

as Guarantors,

and

THE LENDERS PARTY HERETO

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent,

EXHIBITS:
Exhibit A:	Form of Administrative Questionnaire
Exhibit B:	Form of Assignment and Assumption
Exhibit C:	Form of Borrowing Request
Exhibit D:	Form of Compliance Certificate
Exhibit F:	Form of Joinder Agreement
Exhibit H:	[Reserved]
Exhibit I:	Form of Note
Exhibit J:	[Reserved]
Exhibit K:	Form of Non-Bank Certificate
Exhibit L:	Approved Budget
Exhibit M:	Form of Bi-Weekly Reconciliation Report

SCHEDULES:

Schedule A-1:	First Day Orders
Schedule 1.01(c):	Subsidiary Guarantors
Schedule 3.03:	Consents, Approvals
Schedule 3.05(b):	Interests in Real Property
Schedule 3.06(c)	No Material Violation of Intellectual Property
Schedule 3.07(a):	Warrants, Options or Other Rights
Schedule 3.07(c):	Organization Chart
Schedule 3.17:	ERISA Events and Related Matters
Schedule 3.18:	Certain Environmental and Real Property Related Matters
Schedule 3.19:	Insurance
Schedule 3.24:	Material Contracts
Schedule 4:	Commitments
Schedule 6.01(b):	Existing Indebtedness
Schedule 6.02(c):	Existing Liens

v

Schedule 6.03(a): Existing Investments

*    Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of December 17, 2025 among ZYNEX, INC., a Nevada corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I hereto), the Lenders (as defined herein), WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, on December 15, 2025 (the “Petition Date”), the Borrower and the Guarantors (collectively, the “Debtors” and each, individually, a “Debtor”) commenced chapter 11 cases (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under Chapter 11, 11 U.S.C.  §§ 101 et seq.  (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Chapter 11 Cases are being jointly administered pursuant to Order (I) Directing Joint Administration of Related Chapter 11 Cases and (II) Granting Related Relief [Docket No. 20];

WHEREAS, from and after the Petition Date, each Debtor will continue to operate its business and manage its property as a debtor and a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a senior secured debtor-in-possession credit facility to the Borrower in an aggregate original principal amount of $22,300,000 to fund the working capital requirements and other financing needs of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases and to be used in accordance with Section 3.12 and Section 6.21 herein; and

WHEREAS, the Lenders are willing to provide such financing subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be approved by the Administrative Agent.

“Advance” shall mean any of the First Advance, the Second Advance, or the Third Advance, as applicable.  All of such advances, the “Advances”.

“Advisors” shall mean (a) one outside legal counsel and one local counsel of the Administrative Agent and Collateral Agent, (b) one outside legal counsel, one local counsel and one regulatory counsel for the Lenders, and (c) auditors, accountants, consultants, appraisers, financial advisors or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.06, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Affiliated Lender” means any Lender that is an Affiliate of the Loan Parties and any Lender that is an executive officer or director of the Borrower or any of its Subsidiaries, including, for the avoidance of doubt Steven Dyson (or Person wholly owned and controlled by Steven Dyson).

“Agent Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Agent Fee Letter” shall mean that certain fee letter dated as of the date hereof by and between the Borrower and the Agents.

“Agents” shall mean the Collateral Agent and the Administrative Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Anti-Terrorism Laws” shall mean any requirement of law related to terrorism financing or money-laundering including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C.  §§ 5311-5330 and 12 U.S.C.  §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C.  § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Approved Budget” shall mean a 13-week budget in form and substance satisfactory to Required DIP Lenders, substantially in the form attached hereto as Exhibit L or such other form as shall be acceptable to the Required DIP Lenders.  As used herein, “Approved Budget” shall initially refer to the “Approved Budget” delivered by the Borrower to the Administrative Agent and the Lenders on or before the date hereof as authorized by the Interim Order and, thereafter, the most recent Approved Budget delivered by the Borrower to the Administrative Agent in accordance with Section 3(a) of the Financing Orders, which shall be satisfactory to Required DIP Lenders.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) a Lender Affiliate or an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and any Sale) of any property (excluding sales of inventory and dispositions of Cash Equivalents, in each case, in the ordinary course of business and consistent with past practice), by Borrower or any of its Subsidiaries and (b) any issuance or sale of any

Equity Interests of any Subsidiary of Borrower, in each case, to any person other than (i) the Borrower  or (ii) any Guarantor.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction” means an auction of all or substantially all of the Loan Parties’ property and assets and/or all Equity Interests issued by the Loan Parties to be held in accordance with the Bidding Procedures and Bidding Procedures Order.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of: (i) the Maturity Date and (ii) the date of termination of the Commitments of all Lenders in accordance with the provisions hereof and/or the Loan Documents.

“Avoidance Actions” shall mean any and all avoidance, recovery, or subordination actions or remedies that may be brought by or on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under section 544, 547, 548, 549, 550, 551, 552, or 553 of the Bankruptcy Code.

“Back-Stop Fee” has the meaning given to such term in Section 2.05(c).

“Back-Stop Fee Letter” means that certain fee letter, by and among the Borrower and the Back-Stop Lenders.

“Back-Stop Lenders” means, collectively, (i) Whitebox Relative Value Partners, LP, (ii) Whitebox GT Fund, LP, (iii) Whitebox Multi-Strategy Partners, LP, (iv) Pandora Select Partners, LP, (v) CPMF Situations 1 LLC and (vi) Wolverine Flagship Fund Trading Limited.

“Bankruptcy Code” shall have the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Bi-Weekly Reconciliation Report” shall be the bi-weekly variance reporting set forth in Section 3(c) of the Interim Order and shall be in the form attached hereto at Exhibit M.

“Bidding Procedures” means the bidding procedures governing the Sale, as approved by the Bankruptcy Court pursuant to the Bidding Procedures Order and any other order of the Bankruptcy Court affecting the Sale, which in all instances shall be in form and substance satisfactory to the Required DIP Lenders.

“Bidding Procedures Motion” means a motion for approval by the Bankruptcy Court of the Bidding Procedures (including bid protections) for a Sale and a stalking horse purchase agreement, if applicable, and the Restructuring Transactions (as defined in the Restructuring Support Agreement) serving as the stalking horse bidder under the Bidding Procedures each, in form and substance reasonable satisfactory to the Required DIP Lenders and in accordance with the applicable Milestone.

“Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures for the Sale, scheduling the date for an Auction (if any) of all or substantially all of the Loan Parties’ property and assets and/or the Equity Interests issued by the Loan Parties, scheduling the hearing to consider approval of the Sale (which may be a Confirmation Hearing, if applicable), establishing related objection and other deadlines, and approving related notices and forms, in form and substance satisfactory to the Required DIP Lenders.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors or any committee delegated the powers of the Board of Directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean any Loan permitted to be made hereunder.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.01 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures (whether paid in cash or accrued as a liability) by Borrower and its Subsidiaries during such period, that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Borrower and its Subsidiaries.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to such term in the Interim Order or, upon entry of the Final Order, in the Final Order.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $1.0 billion with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a), (b), (c) and/or (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Flow Report” shall mean a 13-week budget in the same form as the Approved Budget, which shall be in form and substance acceptable to the Required DIP Lenders.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.  § 9601 et seq.

“CFC” means a Person that is a controlled foreign corporation under Code Section 957.

“Chapter 11 Case” and “Chapter 11 Cases” shall have the meaning assigned to each such term in the recitals hereto.

“Change in Law” shall mean (a) the adoption or taking effect of any law, treaty, order, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or for purposes of Section 2.15(a), by any lending office of such Lender or for purposes of Section 2.11(b), by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Closing Date” shall mean the first date on which all of the conditions set forth in Section 4.01 were satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning ascribed to “Pledged Collateral” in the Security Agreement and “DIP Collateral” in the Financing Orders, and, for the avoidance of doubt, shall include all real and personal property of the Loan Parties now owned or hereafter acquired and all other property of whatever kind and nature, in each case, that is pledged as collateral under any Security Document or any other order of the Bankruptcy Court in the Chapter 11 Cases, in each case, to secure the Obligations; for the avoidance of doubt, “Collateral” shall include all prepetition real and personal property assets of the Loan Parties and all post petition real and personal property assets of the Loan Parties subject to the exceptions and limitations (if any) set forth in the Security Agreement provided that Collateral shall not include Avoidance Actions  but shall, subject to entry of the Final Order, include the proceeds of such Avoidance Actions.

“Collateral Account” shall mean a non-interest bearing trust account (or sub-account of the account established for the administration of the transactions contemplated herein) established with the Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01(a).

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to each Lender, the Commitment of such Lender to fund its portion of the Loans in accordance with the provisions hereof.  Each Lender’s Commitment is set forth on Schedule 4 hereto or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced by the amount of the Loan made by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial aggregate amount of the Lenders’ Commitments is $22,300,000 (before giving effect to the making of any Advances hereunder).

“Committee” shall mean the official committee of unsecured creditors formed in the Chapter 11 Cases.

“Communications” shall have the meaning assigned to such term in Section 11.01(f).

“Confirmation” shall mean the confirmation of a Plan of Reorganization under Section 1129 of the Bankruptcy Code.

“Confirmation Hearing” shall mean a hearing to consideration Confirmation of the Debtors’ Plan of Reorganization.

“Confirmation Order” shall mean an order of the Bankruptcy Court confirming the Debtors’ Plan of Reorganization.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information” shall have the meaning assigned to such term in Section 11.12.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a)the Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)the Borrower shall maintain, to the extent it deems appropriate or is required by GAAP, cash reserves in an amount sufficient to pay and discharge such Lien and the Required DIP Lenders’ reasonable estimate of all interest and penalties related thereto; and

(c)such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created by the Financing Orders and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created by the Security Documents and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Note Obligations” means all obligations of the Borrower under the Convertible Notes.

“Convertible Notes” means the 5.00% Convertible Senior Notes due 2026 issued by the Borrower.

“Credit Extension” shall mean the making of any Loan by Lenders.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness on or after the date hereof (other than as permitted by Section 6.01), except that any sale of receivables under the Prepetition Receivables Financing Facility prior to the Petition Date shall not be deemed to be a Debt Issuance.

“Debtor” and “Debtors” shall have the meaning assigned to each such term in the recitals hereto.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, any Lender and/or the Borrower (and in the case of any Lender or Borrower, such Lender or Borrower shall promptly provide such notice to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or such failure is subsequently cured or (e) in the case of a Lender that has a Commitment outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding (i) under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) with respect to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Lender (or its direct or indirect parent), or for a substantial part of the property of such Lender; (iii) with respect to the winding-up or liquidation of such Lender, (iv) with respect to which such Lender makes a general assignment for the benefit of its creditors, become unable, admits in writing its inability or fails generally to pay its debt as they become due; or (v) takes any action for the purpose of effecting any of the foregoing.  The Administrative Agent shall not be deemed to have knowledge or notice of designation of any Lender as a “Defaulting Lender” hereunder pursuant to clause (e) of the definition herein unless the Administrative Agent has received written notice as set forth above from such Lender or from the Borrower referring to this Agreement and notifying the Administrative Agent of the identity and designation of such Lender as a “Defaulting Lender” which the Administrative Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice from such Lender or the Borrower, the Administrative Agent may pursuant to clause (e) of the definition herein conclusively assume that no Lender under this Agreement has been designated as a “Defaulting Lender.”

“Disclosure Statement” means the Disclosure Statement with respect to the Plan of Reorganization.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Stated Maturity Date, or (c) contains any repurchase obligation other than repurchase obligations with respect to Borrower’s common Equity Interests issued to employees and directors of Borrower and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service and which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such repurchase of Borrower’s Equity Interests would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement and customary change of control or asset sale proceeds repurchase obligations and which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Effect of Bankruptcy” shall mean, with respect to any obligation, contract or agreement to which the Borrower or any Subsidiary of Borrower is a party, any default or other legal consequences arising on account of the commencement or the filing of the Chapter 11 Cases, as applicable (including the implementation of any stay), or the rejection of any such obligation, contract or agreement with the approval of the Bankruptcy Court if required under applicable law.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any Fund, (e) an Agent and (f) any entity formed by the Lenders for the purposes of credit bidding the Obligations (and thereafter owning the assets, property and/or Equity Interests so acquired), subject to Section 3(b)(i) of the Restructuring Support Agreement; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.17.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the UCC.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on, or issued after, the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any corporation or trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) failure by a Plan to satisfy the minimum funding requirements of Sections 412 and 430 of the Code or Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan, the failure to make any required contribution to a Multiemployer Plan, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Company or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than for premiums due and not delinquent under Section 4007 of ERISA); (e) the receipt by Company or any of its ERISA Affiliates from the PBGC or a plan administrator (pursuant to Section 4041(a)(1)or (2) of ERISA) of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan in contravention of Section 206(g) of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in liability to Company or any Guarantor or (j) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excluded Taxes” shall mean, with respect to any Recipient, any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, branch profits or franchise Taxes imposed on (or measured by) its overall net income (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office, or in the case of a Lender, its applicable lending office, is located or  (ii) Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15 or a participant pursuant to Section 2.13(c) upon a Default of the Borrower), any U.S. Federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender was entitled, at the time of the applicable assignment or designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), (c) any Taxes that are attributable to the failure to comply with Section 2.14(e) and (d) any U.S. federal withholding Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).  It is understood and agreed, for the avoidance of doubt, that any U.S. Federal withholding tax imposed on a Lender (including an assignee) as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Lender became a party to this Agreement shall not be an Excluded Tax.

“Executive Orders” shall have the meaning assigned to such term in Section 6.17.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Exit Fee” shall have the meaning given to such term in the Fee Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is not substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for the last day on which such rate was available.

“Fee Letter” shall mean that certain fee letter dated as of the date hereof by and between the Borrower and the Lenders.

“Fees” shall mean the Agent Fee, the Lenders Fees, the Back-Stop Fee, and all other fees payable to Administrative Agent and/or Lenders hereunder.

“Final Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a formal hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to the Administrative Agent and Required DIP Lenders, and from which no appeal or motion to reconsider has been timely filed (or any such appeal or motion has been conclusively resolved in favor of the Borrower) and such order in any respect is not subject of a stay or injunction pending appeal (unless the Administrative Agent (at the direction of Required DIP Lenders) and the Required DIP Lenders waive such requirement), together with all extensions, modifications, amendments or supplements thereto, in form and substance satisfactory to the Administrative Agent and Required DIP Lenders, which, among other matters but not by way of limitation, authorizes the Borrower and/or Guarantors to enter into this Agreement and the other Loan Documents, borrow the Loans and otherwise incur (or guaranty) Indebtedness pursuant to the provisions hereof, pay the Fees and the Minimum Return Payment, pay the interest accruing on the Loan, grant Liens under this Agreement and the other Loan Documents, as the case may be, approves this Agreement and the other Loan Documents and grants Superpriority Claims to the Agents and Lenders.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financing Orders” shall mean the Interim Order, the Final Order and any amendment, modification or supplement thereto in form and substance acceptable to the Administrative Agent and Required DIP Lenders.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Advance” shall have the meaning set forth in Section 2.02 hereof.

“First Day Orders” shall mean the First Day Orders set forth on Schedule A-1, which shall be in form and substance reasonably satisfactory to the Administrative Agent and Required DIP Lenders (provided that all orders submitted to and entered by the Bankruptcy Court prior to or on the date hereof relating to this Agreement, the Sale, and the KEIP and KERP (including without limitation, the Interim Order, Bidding Procedures Order and the KEIP/KERP Order) shall be in form and substance acceptable to DIP Agent and Lenders).

“Foreign Lender” shall mean any Administrative Agent or Lender that is not a “United States person” within the meaning of Section 7701(a) (30) of the Code.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Reserve Account” shall have the meaning set forth in Section 2.03(b) hereof.

“Funded Reserves” shall have the meaning set forth in Section 2.03(b) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Guarantors.

“Guarantors” shall mean each of Zynex Monitoring Solutions, Inc., a Colorado corporation, Zynex NeuroDiagnostics, Inc., a Colorado corporation, Zynex Medical, Inc., a Colorado corporation, Pharmazy, Inc., a Colorado corporation, Zynex Management LLC, a Texas limited liability company, and Kestrel Labs, Inc., a Colorado corporation, and each other Subsidiary that is or that becomes a party to this Agreement as a Guarantor pursuant to Section 5.11.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, puts forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.  In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, (ii) to the extent not otherwise described in (i), Other Taxes, and (iii) notwithstanding anything to the contrary in this Agreement (including but not limited to the definition of Excluded Taxes), any withholding Taxes imposed on or with respect to the Lenders Fees and/or the Back-Stop Fee.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Interest Payment Date” shall mean (i) the last day of each calendar month and (ii) the Maturity Date.

“Interim Order” shall mean collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), which, among other matters, but not by way of limitation, grants a senior priority Lien to the Collateral Agent for the benefit of the Secured Parties on the Collateral with priority over all other Liens other than the Permitted Senior Liens and the Carve-Out and senior Superpriority Claim to the Agents and the Lenders, approves both the First Advance as well as the Fees and the Minimum Return Payment and the interest accruing on the Loan, provides the Lenders and Agent with the benefits of Bankruptcy Code section 364(e), authorizes, on an interim basis, the Borrower and the other Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents and is not be subject to any stay or injunction or otherwise subject to reversal on appeal as to any Loans funded hereunder, together with all extensions, modifications, amendments and supplements thereto, in form and substance satisfactory to the Administrative Agent and Required DIP Lenders.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“KEIP” means the key employee incentive plan described in the KEIP/KERP Motion.

“KEIP/KERP Motion” shall mean a motion seeking entry of an order approving the Debtors’ proposed KEIP and KERP (in form and substance reasonably acceptable to the Required DIP Lenders).

“KEIP/KERP Order” means the order granting the motion seeking approval of the Debtors’ proposed KEIP and KERP (in form and substance acceptable to the Required DIP Lenders in their sole and absolute discretion)

“KERP” means the key employee retention plan described in the KEIP/KERP Motion.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Affiliate” shall mean (a) any other Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and is administered, advised or managed by (i) any Lender or Affiliate thereof, or (ii) an entity or Affiliate of an entity that administers, advises or manages any Lender or Affiliate thereof, and (b) any fund or investment vehicle that is managed by the same entity that manages a Person (other than a natural person) identified as a Lender on the signature pages to this Agreement as of the Closing Date.

“Lenders” shall mean (a) the financial institutions that are party to this Agreement on the date hereof  and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lenders Fees” has the meaning set forth in Section 2.05(b).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, the Fee Letter, the Agent Fee Letter, and the Back-Stop Fee Letter.

“Loan Exposure” shall mean, (i) with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender and (ii) with respect to the Lenders, collectively, at any time, the aggregate principal amount at such time of all outstanding Loans of the Lenders.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01, including the First Advance, the Second Advance and the Third Advance.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties (taken as a whole) to perform any of their obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lenders, the Collateral Agent or the Administrative Agent under any Loan

Document; provided that a Material Adverse Effect shall not be deemed to exist as a result of the Chapter 11 Cases, the events causing the filing of the Chapter 11 Cases or the Effect of Bankruptcy.

“Material Jurisdictions” shall have the meaning given to such term in Section 4.01(l) hereof.

“Maturity Date” shall mean the earlier to occur of (i) Stated Maturity Date, (ii) the consummation of the Sale and (iii) the date the Obligations are accelerated pursuant to the Loan Documents.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Milestones” shall have the meaning set forth in Section 6.18 hereof.

“Minimum Return Payment” has the meaning set forth in Section 2.05(d) hereof.

“Moody’s” shall mean Moody’s Investors Service Inc. or any successor by merger or consolidation to its business.

“Mortgaged Property” shall mean (a) the owned Real Property identified on Schedule 3.05(b) and (b) each owned Real Property, if any, in each case, which shall be required to be mortgaged after the Closing Date pursuant to Section 5.11(c).

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more of Borrower, a Guarantor or any of their respective Subsidiaries in favor of Collateral Agent for the ratable benefit of the Secured Parties in substantially the form requested by Administrative Agent (at the direction of Required DIP Lenders), together with any assumptions or assignments of the obligations thereunder by Borrower, any Guarantor or any of their respective Subsidiaries, as amended, restated, supplemented and/or modified to date.  “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions; or (b) to which any Loan Party or any ERISA Affiliate has within the preceding five plan years made contributions or otherwise had an obligation to make contributions.

“Net Cash Proceeds” shall mean:

(a)with respect to any Asset Sale and the Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar Taxes and, after consultation with the Lenders, Borrower’s good faith estimate of income Taxes paid or payable in connection with such sale); and (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (and/or Sale) or any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (and/or Sale) and, to the extent such amount equals or exceeds $1,000,000, held in the Collateral Account (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);

(b)with respect to any Debt Issuance or any issuance of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)with respect to any Casualty Event, the insurance proceeds, condemnation awards and other compensation received in cash in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds and the reasonable cost of putting any real property in a safe and secure condition, awards or other compensation in respect of such Casualty Event.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit I.

“Obligations” shall mean (a) all obligations of the Borrower and the other Loan Parties from time to time to pay (and otherwise arising under or in respect of the due and punctual payment of) (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including Fees, other fees (including Advisors’ fees as provided for herein), the Minimum Return Payment, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Officer’s Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Operating Permits” has the meaning given to such term in Section 4.01(l).

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other List” shall have the meaning assigned to such term in Section 6.17.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery, performance, or enforcement of, or otherwise with respect to, any Loan Document except for any such Taxes that are Other Connection Taxes or that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 11.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including, without limitation, an Environmental Permit.

“Permit Approval Requirements” shall have the meaning given to such term in Section 4.03(b).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Senior Liens” shall mean Permitted Liens, but only to the extent such Liens are valid, enforceable, non-avoidable Liens and security interests that are perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code), which are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law.

“Permitted Variances” shall have the meaning assigned to such term in Section 3(b) of the Financing Orders.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof, in any case, whether acting in a personal, fiduciary or other capacity.

“Petition Date” shall have the meaning assigned in the recitals hereto.

“PIK Interest” shall have the meaning assigned to that term in Section 2.06(a) hereof.

“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Loan Party or its ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate has within the preceding five (5) plan years been obligated to make contributions.

“Plan of Reorganization” means a plan of reorganization with respect to the Debtors under the Bankruptcy Code.

“Platform” shall have the meaning assigned to such term in Section 11.01(g).

“Post Trigger Carveout Amount” shall have the meaning set forth in the Financing Orders.

“Pre-Petition” shall mean the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Indebtedness” means any Indebtedness of the Loan Parties and/or their Subsidiaries arising prior to the Petition Date.

“Prepetition Receivables Financing Facility” means that certain receivables purchase facility evidenced by that certain Master Purchase Agreement, dated as of September 30, 2025, by and between Zynex Medical, Inc. and Lienstar, LLC, and each other document, certificate, instrument or agreement delivered in connection therewith, as amended, restated, modified and/or supplemented through the Petition Date and as amended, restated, modified and/or supplemented after the Petition Date in accordance with the provisions hereof.

“Pro Rata Share” shall mean as to any Lender, at the relevant date of determination, the fraction (expressed as a percentage), the numerator of which is such Lender’s unfunded Commitment (if any) and outstanding principal amount of Loans owed to such Lender and the denominator of which is the aggregate principal amount of all of the Lenders’ unfunded Commitments (if any) and all of the outstanding Loans of the Lenders.

“Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding-up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

“Property” or “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Agreement” shall mean a purchase agreement, by and among the purchaser or purchasers identified therein, the Borrower and its Subsidiaries that are parties thereto, as sellers, evidencing, together with the Sale Order, the terms and conditions of the Sale pursuant to Section 363 of the Bankruptcy Code.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within ninety (90) days after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant futures.

“Recipient” shall mean (i) the Administrative Agent, or (ii) any Lender, as applicable.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required DIP Lenders” shall mean, at any time, Lenders having unfunded Commitments and outstanding Loans representing more than 50% of the sum of all unfunded Commitments of the Lenders and all of the outstanding Loans of the Lenders provided, further, that the Loans and unfunded Commitments held or deemed held by any Defaulting Lender and any Affiliated Lenders shall be excluded for purpose of making a determination of or otherwise calculating whether one or more Lenders constitute Required DIP Lenders.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law (or official interpretation of any of the foregoing) of, and terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U and X, which is applicable to such Person.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restructuring Support Agreement” means the Restructuring Support Agreement dated as of December 15, 2025, by and among the Loan Parties, the DIP Lenders and the other parties thereto from time to time.

“S&P” shall mean Standard & Poor’s Rating Services, Inc., a division of the McGraw-Hill Companies, Inc.

“Sale” shall mean the sale of all or substantially all of the property and assets of the Loan Parties and/or all Equity Interests issued by the Loan Parties pursuant to a Plan of Reorganization or Section 363 of the Bankruptcy Code.

“Sale Order” means an order approving a Sale under Section 363 of the Bankruptcy Code.

“SDN List” shall have the meaning assigned to such term in Section 6.17.

“Second Advance” shall have the meaning set forth in Section 2.02 hereof.

“Secured Obligations” shall mean the Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Collateral” shall have the meaning assigned to such term in the applicable Security Agreement.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages (if any), the Financing Orders, and each other security document, mortgage or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral to secure the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, Financing Orders, any mortgage (including without limitation, any Mortgage) or any other such security document or pledge agreement filed or to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, Financing Orders or any mortgage (including without limitation, any Mortgage) and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or Lien on any Property as collateral for the Secured Obligations.

“Stated Maturity Date” shall mean the date that is one hundred and five (105)  days after the Petition Date.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Superpriority Claim” means a claim against any Debtor which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Tax Return” shall mean all returns, claims for refund, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other charges, imposed by any Governmental Authority and any and all liabilities (including related interest, fines, penalties or additions to tax) with respect to the foregoing.

“Third Advance” shall have the meaning set forth in Section 2.02 hereof.

“Total Commitment” shall mean the Total Commitment Amount, as reduced (i) on a dollar for dollar basis by the amount of the Loans made from time to time and (ii) from time to time pursuant to Section 2.07.

“Total Commitment Amount” shall mean $22,300,000.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents and the Chapter 11 Cases, including (a) the execution, delivery and performance of the Loan Documents; and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“UCC” shall have the meaning assigned to such term in the Security Agreement.

“United States” shall mean the United States of America.

“Upfront Fee” shall have the meaning given to such term in the Fee Letter

“Withholding Agent” shall mean the Borrower and the Administrative Agent (to the extent required by law).

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Work Plan” shall have the meaning given to such term in Section 4.03(b).

Section 1.02Intentionally Omitted

Section 1.03Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

Section 1.04Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof, in each case unless otherwise agreed to by the Borrower and the Required DIP Lenders.

Section 1.05Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06Timing of Payment and Deliveries.  Solely in connection with the payment of any obligation or the performance of any covenant, duty or obligation, if stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the date of such payment, performance or delivery shall be extended to the immediately succeeding Business Day.

Section 1.07[Reserved].

Section 1.08Grant of Security Interests.  Each Guarantor, subject to the terms and conditions contained herein and in the other Loan Documents, hereby confirms that it has (i) guaranteed the Obligations and (ii) created Liens in favor of the Collateral Agent for the benefit of the Secured Parties on the Collateral to secure its obligations hereunder, under Section 7 hereof and under each other applicable Loan Document, respectively.  Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement, the Security Agreement, the Financing Orders and the other Loan Documents.  Each Loan Party hereby grants to the Collateral Agent for the benefit of the Secured Parties a continuing Lien on, security interest and mortgage in, as applicable, such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of all applicable Obligations subject to the terms and conditions contained herein, in the Financing Orders and in the other Loan Documents (whether at stated maturity, by acceleration or otherwise).  The aforesaid Liens and mortgages on the Collateral shall have the priorities set forth in the Financing Orders and shall be deemed automatically perfected without the need for the Agent or any other Secured Party to take any further action as provided under the Financing Orders.

ARTICLE II

THE CREDITS

Section 2.01Commitments; Borrowing Procedure.

(a)Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally, and not jointly, agrees to make a Loan available to the Borrower in the applicable amount set forth on Schedule 4 hereto during the Availability Period in accordance with this Section 2.01 and Section 2.02 hereof provided, however, (i) with regard to each Lender individually, the sum of the Loans made by such Lender’s pursuant to the First Advance, the Second Advance and the Third Advance shall not at any time exceed such Lender’s Commitment as set forth in Schedule 4 attached hereto (unless the Lender has agreed to increase its Commitment in accordance with the provisions hereof or pursuant to an assignment) (for the avoidance of doubt, any amounts paid in-kind (and/or required to be paid in-kind), whether it be interest, Fees, the Minimum Return Payment or any other amounts, shall not be limited by the Commitment amount of each Lender), (ii) with regard to the Lenders collectively, the sum of the aggregate principal amount of the Loans made by the Lenders shall not at any time exceed the Total Commitment Amount (for the avoidance of doubt, any amounts paid in-kind (and/or required to be paid in-kind), whether it be interest, Fees, the Minimum Return Payment or any other amounts, shall not be so limited by the Total Commitment Amount), (iii) in no event shall Loans be made hereunder in excess of the Total Commitment then in effect, (iv) the Lenders shall not be required to make more than three (3) advances hereunder (and each of such advances shall be made in accordance with Section 2.02 hereof) and (v) the amount of Loans outstanding shall not exceed at any time the amount of Loans authorized to be made by the applicable Financing Orders.  Upon any Lender funding its entire Commitment in accordance with the provisions hereof, such Lender will have no further commitment to fund Loans hereunder.  The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Amounts repaid or prepaid on any Loan may not be reborrowed.

(b)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit and/or remit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, promptly return the amounts so received to the respective Lenders.

(c)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower, severally, agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.01(c) shall cease.

(d)To request a Borrowing, the Borrower shall deliver a duly completed and executed Borrowing Request to the Administrative Agent three (3) Business Days before the date of the proposed Borrowing (or four (4) Business Days before the date of the proposed Borrowing if the Borrowing Request is received after 11 am ET by Administrative Agent, or, solely in the case of the First Advance, on the date of the proposed Borrowing, provided that, if the Interim Order and the conditions precedent in Section 4.01 and 4.02 are not satisfied by 1 p.m. Eastern time on the Closing Date, the Lenders shall not be required to fund on such date).  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with the foregoing provisions of Section 2.01:

(i)	the aggregate amount of such Borrowing;
(ii)	the date of such Borrowing, which shall be a Business Day;
(iii)	the Total Commitment (before giving effect to the Borrowing requested);
(iv)	the location and number of Borrower’s account to which funds are to be disbursed;
(v)

with respect to (w) the First Advance, that the conditions set forth in Sections 4.01 and 4.02 have been satisfied, (x) the Second Advance, that the conditions set forth in Sections 4.02 and 4.03 have been satisfied, and (y) the Third Advance, that the conditions set forth in Sections 4.02 and 4.04 have been satisfied, in each case, as of the date of such notice; and

(vi)

(A) with respect to the First Advance, the First Advance is being requested in accordance with the Approved Budget and the proceeds with respect to such Advance shall be used consistent with the Approved Budget (subject to Permitted Variances), (B) with respect to the Second Advance, the Second Advance is being requested in accordance with the Approved Budget and the proceeds with respect to such Advance shall be used consistent with the Approved Budget (subject to Permitted Variances), and (C) with respect to the Third Advance, the Third Advance is being requested in accordance with the Approved Budget and the proceeds with respect to such Advance shall be used consistent with the Approved Budget (subject to Permitted Variances).

(e)Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof.

Section 2.02Loans.

(a)Subject to the other terms and conditions set forth herein (including without limitation, the provisions set forth in Section 2.01 hereof), the Loans shall be advanced to Borrower as follows:

(i)on the Closing Date, an initial Advance of the Loan in the principal amount equal to $10,150,000 and as further set forth on Schedule 4 hereto, provided that (1) the conditions set forth in Section 4.01 and 4.02 have been satisfied and (2) such Advance is consistent with the Approved Budget (subject to Permitted Variances) (“First Advance”);

(ii)after the Closing Date but prior to the expiration of the Availability Period, a second Advance under the Loan in the principal amount equal to $5,000,000 and as further set forth on Schedule 4 hereto, provided that (1) the conditions set forth in Section 4.02 and Section 4.03 have been satisfied and (2) such Advance is consistent with the Approved Budget (subject to Permitted Variances) (“Second Advance”); and

(iii)after the Closing Date but prior to the expiration of the Availability Period, a third Advance under the Loan in the principal amount equal to $7,150,000 and as further set forth on Schedule 4 hereto, provided that (1) (1) the conditions set forth in Section 4.02 and Section 4.04 have been satisfied and (2) such Advance is consistent with the Approved Budget (subject to Permitted Variances) (“Third Advance”).

Section 2.03Funding Limitations & Funded Reserves.

(a)Funding Limitations.  For the avoidance of doubt, Administrative Agent shall have no Commitments (to make Loans) in its capacity as Administrative Agent and Administrative Agent’s requirement to make Loans (from the Loan proceeds received from the Lenders) in accordance with the provisions hereof shall be limited to the funds that it receives from the Lenders (to fund such Loans).

(b)Funded Reserves.  The Borrower shall deposit and hold funds in a segregated account maintained by the Borrower in trust at an authorized depository under the Operating Guidelines and Reporting Requirements for Debtors in Possession and Trustees for the U.S. Trustee (the “Funded Reserve Account”) to pay allowed professional fees (the “Funded Reserves”) prior to any and all other claims as follows: (A) upon receipt of the First Advance, the Borrower shall fund an amount equal to: (i) the Post-Trigger Carve Out Amount (as defined in the Financing Orders) plus (ii) 50% of the amount equal to the aggregate amount of budgeted professional fees of Debtors’ professionals and committee professionals contemplated to be incurred in the Approved Budget through the Maturity Date; (B) upon receipt of the Second Advance, 25% of the of the amount equal to aggregate amount of budgeted professional fees of Debtors’ professionals and committee professionals contemplated to be incurred in the Approved Budget through the Maturity Date ; and (C) upon receipt of the Third Advance, 25% of the of the amount equal to aggregate amount of budgeted professional fees of Debtor professionals and committee professionals contemplated to be incurred in the Approved Budget through the Maturity Date.  The Funded Reserves shall not be used for any purpose other than to fund professional fees of Debtors’ professionals and committee professionals contemplated to be incurred in the Approved Budget for the duration of the Chapter 11 Cases unless and until all of such fees are paid in full, in which case, such fees shall only be used to repay the Obligations.

Section 2.04Evidence of Debt; Repayment of Loans.

(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, the unpaid principal amount of the Loan and all other outstanding Obligations on the Maturity Date (or sooner in accordance with the provisions hereof).  All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in Dollars (without limiting the Lenders’ ability to credit bid some or all of the outstanding Obligations in connection with the Sale).

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from (i) each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement and (ii) all amounts hereunder paid in kind and capitalized.

(c)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (iv) all amounts capitalized hereunder in connection with payments made in kind (including without limitation, interest, Fees and the Minimum Return Payment).

(d)The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans and other outstanding Obligations hereunder in accordance with their terms.  In the event of a conflict between records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e)Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I.  Thereafter, the Loans by such Lender (or its registered assigns) evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered as signs).  In the event of a conflict between the Register or any Note, the terms of the Register shall control absent manifest error.

Section 2.05Fees; Minimum Return Payment.

(a)Agent Fees and Expenses.  The Borrower agrees to pay to the Agents (for their own account), a non-refundable annual agent fee, in the amount and at the times specified in the Agent Fee Letter, which amount shall be fully earned and nonrefundable once paid (the “Agent Fee”).  The Agent Fee shall be fully earned upon becoming due and payable in accordance with the terms hereof, shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable to the Agents pursuant to the Loan Documents. The Borrower’s obligation to pay the foregoing fees will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute the Borrower may have.

(b)Lenders Fees.  The Borrower shall pay to the Lenders the Exit Fee and the Upfront Fee, in each case, in the amounts and by the dates, set forth in the Fee Letter (collectively, the “Lenders Fees”).

(c)Back-Stop Fee.  The Borrower shall pay to the Back-Stop Lenders the fees in the amounts and by the dates, set forth in the Back-Stop Fee Letter (the “Back-Stop Fee”).

(d)Minimum Return Payment.

(i)The Borrower shall be required to make a minimum return payment to the Lenders (the “Minimum Return Payment”) equal to the difference (but not less than zero) between (a) 2.00x the aggregate original principal amount of the Loans funded and (b)  the aggregate amount of all payments and prepayments (voluntary, mandatory, by acceleration in connection with the exercise of rights and remedies or otherwise, or otherwise) made, in cash, with respect to the principal amount of the Loans and all amounts capitalized as principal (in connection with the payment in kind of interest, the Exit Fee and the Upfront Fee (but expressly excluding any payments made on account of the Back-Stop Fee)) pursuant to the terms hereof or that have been made as a result of a credit bid by Lenders in connection with the Sale (assuming the Lenders were the winning bidder at the Sale) to and including the date of such Minimum Return Payment.

(ii)The Minimum Return Payment will be calculated and shall be due and payable upon the earlier to occur of (i) the final repayment, including, without limitation, mandatory or optional prepayment (in connection with acceleration or otherwise), in full of all Obligations and (ii) the Maturity Date. For the avoidance of doubt, the Minimum Return Payment shall be due and payable no later than on the date of any credit bid of some or all of the Obligations submitted by the Administrative Agent and/or Lenders (or their designee, or any entity owned by the Lenders), thereby allowing the Minimum Return Payment to be credit bid, and solely for purposes of calculating the Minimum Return Payment (and without reducing the amount of outstanding Obligations for purposes of credit bidding), the Minimum Return Payment shall be calculated on such date as if the principal amount of the Loans (including the capitalized interest, Exit Fee and Upfront Fee but expressly excluding the Back-Stop Fee (which shall not be included in the calculation of the Minimum Return Payment)) and all other Obligations have been paid in cash on the date of such credit bid by the Lenders.

(e)Fees.  The Agent Fee shall be paid on the date due, in immediately available funds, to the Agents.    The Lenders Fees and Back-Stop Fee shall be paid in-kind (and thereby added to the principal amount of the Loans, which shall thereafter accrue interest) on the date due under the Fee Letter and under the Back-Stop Fee Letter, as applicable, provided that for purposes of calculating Total Commitment, capitalized Lenders Fees and the capitalized Back-Stop Fee shall not reduce the Total Commitment, the Total Commitment Amount or the amount of the Lenders’ respective Commitments. The Administrative Agent is hereby authorized and directed to update the Register from time to time to include any Lender Fees or Back-Stop Fees in conclusive reliance upon the terms set forth in the Fee Letter and Back-Stop Fee Letter, a copy of which have been provided to the Administrative Agent.

Section 2.06Interest on Loans.

(a)The Loans shall bear interest at a per annum rate equal to ten percent (10%) per annum, payable in kind and capitalized (and thereby added to principal, which shall thereafter accrue interest) at 11:59 p.m. ET on each Interest Payment Date (“PIK Interest”), provided that for purposes of calculating Total Commitment, capitalized PIK Interest shall not reduce the Total Commitment, the Total Commitment Amount or the amount of the Lenders’ respective Commitments.

(b)[Reserved].

(c)Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, at the request of the Administrative Agent (at the direction of Required DIP Lenders) or the Required DIP Lenders, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (the “Default Rate”).

(d)Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date pursuant to Section 2.06(a); provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable in-kind on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment in cash or in-kind, at the option of Required DIP Lenders, and (iii) PIK Interest shall be payable in accordance with Section 2.06(a).

(e)All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.07Termination and Reduction of Commitments.

(a)The Commitments shall (i) automatically terminate on the Maturity Date and (ii) terminate at the direction of Administrative Agent (at the direction of the Required DIP Lenders) or at the direction of Required DIP Lenders upon the occurrence of an Event of Default.

(b)At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Commitments shall not be terminated or reduced if, after giving effect to such termination or reduction, the aggregate amount of the Funded Reserves that have not yet been deposited into the Funded Reserve Account pursuant to Section 2.03(b) exceeds the remaining Commitments.

(c)The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.  Promptly following any reduction in Commitments in accordance with this Section 2.07(c), the Administrative Agent shall notify each of the Lenders of its ratable share of such reduction in Commitments.

Section 2.08Reserved.

Section 2.09Optional and Mandatory Prepayments of Loans.

(a)Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the outstanding principal amount of the Obligations.

(b)Loan Prepayments.

(i)In the event of the termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Loans and other Obligations.

(ii)In the event of any partial reduction of the Commitments, (x) then at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the sum of the Loan Exposures after giving effect thereto and (y) the remaining amount of Funded Reserves required to be deposited in the Funded Reserve Account pursuant to Section 2.03(b) shall not exceed the aggregate amount of remaining Commitments after giving effect to such reduction.

(c)Asset Sales.  Subject to the Financing Orders and to the extent the Asset Sale and/or Sale in question is permitted under Section 6.04 (and subject to the Financing Orders), not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale and/or Sale (whether such Asset Sale and/or Sale is a Sale of substantially all of the assets of and/or Equity Interests issued by the

Loan Parties, occurs in accordance with a Plan of Reorganization or otherwise) by any Loan Party, the Borrower shall apply 100% of such Net Cash Proceeds to make prepayments of the Loans, if any are then outstanding, in accordance with Sections 2.09(h); provided that no such prepayment shall be required under this Section 2.09(c) with respect to any Asset Sale and/or Sale to the extent no Loans or other monetary Obligations are then outstanding on the date of receipt of such Net Cash Proceeds.

(d)Debt Issuance.  Subject to the Financing Orders, not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance (whether issued in accordance with a Plan of Reorganization or otherwise) by any Loan Party, the Borrower shall make prepayments of the Loans, if any are then outstanding, in accordance with Sections 2.09(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)[Reserved].

(f)Casualty Events.  Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Loan Party, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.09(h).

(g)[Reserved].

(h)Application of Prepayments/Notice of Prepayment.  The Borrower shall notify the Administrative Agent by written notice of any optional or mandatory prepayment hereunder, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment.  Each such notice shall specify the prepayment date, the principal amount of the Loan to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each prepayment of any or all of the Loan shall be applied ratably to the Loans.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10[Reserved].

Section 2.11Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)impose on any Lender any other condition affecting this Agreement made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered, it being understood that this Section 2.11(a) shall not apply to Taxes.

(b)If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such

Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)If any Lender determines that due to any Change in Law occurring after the later of the date hereof or the date such Lender became a party to this Agreement, there shall be any increase in the cost (including Taxes) to such Lender of agreeing to make or making, funding, continuing or maintaining any Loan or to reduce the amount of any sum received or receivable (other than any increase in cost resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, or (iii) Connection Income Taxes), then, the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs incurred or reduction suffered.

(d)A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section 2.11 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not apply.

Section 2.12Reimbursement.

The Borrower shall reimburse each Lender and hold each Lender harmless from any cost, loss or expense which such Lender may sustain or incur as a consequence of the failure of the Borrower to borrow a Loan after the Borrower has given (or is deemed to have given) a Borrowing Request, including, without limitation, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loans (but not in respect of lost profits) or from fees payable to terminate the deposits from which such funds were obtained.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

Section 2.13Payments Generally; Pro Rata Treatment; Sharing of Set Off.

(a)The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.

Any amounts received after such time on any date may, in the discretion of the Administrative Agent (at Required DIP Lenders’ direction), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at such account as directed by Administrative Agent, except that payments pursuant to Sections 2.11, 2.12, 2.14 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate Recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise (without limiting the Lenders’ or the Agents’ right to credit bid the outstanding Obligations in connection with a Sale or otherwise) .

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the priorities set forth in Section 9.03 in the case of proceeds received in respect of any sale of, collection from or realization upon all or any part of the Collateral pursuant to the exercise by either Agent of any remedies) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under Section 9.1 of the Security Agreement), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.13(c), 2.13(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.14Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Taxes; provided that if any Loan Party (as determined in the good faith discretion of an applicable Withholding Agent) shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Withholding Agent shall make such deductions or withholdings and (iii) such Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of Other Taxes paid by the Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf, shall be conclusive absent manifest error.

(c)The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes paid or required to be withheld or deducted from a payment to such Recipient by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within thirty (30) days of any such payment being due, by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments under this Agreement to be made without withholding or at a reduced rate.  Notwithstanding anything to the contrary in this Section 2.14(e), the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Foreign Lender, on or before the date it becomes a Foreign Lender, shall to the extent it is legally entitled to do so (i) furnish two copies (which shall be accurate and complete) of either (a) U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E (or successor form), (b) U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in the case of (a) or (b), to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to payments hereunder, or (c), to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender, U.S. Internal Revenue Service Form W-8IMY (or any successor forms), together with any information, if any, such party chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W-8BEN, W-8BEN-E (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to confirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payments hereunder, or to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code that is relying on the “portfolio interest exception” under Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit K if it is furnishing a Form W-8BEN or W-8BEN-E.

(f)Any Administrative Agent or Lender that is not a Foreign Lender and is not an exempt recipient (as defined in Section 6049(b)(4) of the Code and the regulations issued thereunder) shall deliver to the Borrower and the Administrative Agent, on or prior to the date it become a party hereto, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent in its reasonable discretion, two U.S.  Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such party.

(g)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including or prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.   Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all expenses (including Taxes) of the Administrative Agent or such Lender (or any assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Loan Party, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed twenty (20) days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority.  Nothing contained in this Section 2.14(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to the Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been paid in the first instance.

(i)Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15Mitigation Obligations; Replacement of Lenders.

(a)Mitigation of Obligations.  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender (at the request of the Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Borrower shall be conclusive absent manifest error.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.15(a), or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) [reserved], (ii) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.04, (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and including any amounts under Section 2.12 (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (v) such assignment does not conflict with applicable law, and (vi) in the case of any assignment resulting from a Lender being a non-consenting lender pursuant to Section 11.02(c) hereof, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.16[Reserved]

Section 2.17Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.13(c) but excluding Section 2.15(b)) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable Requirements of Law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent (at the direction of the Required DIP Lenders), (iv) third, if so determined by the Required DIP Lenders and the Borrower (acting reasonably), held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fourth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a payment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

(b)In the event that each of the Administrative Agent (at the direction of the Required DIP Lenders) and the Borrower, each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent (at the direction of the Required DIP Lenders) shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.  The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that the Borrower, the Administrative Agent, and the non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.17 shall be permitted under this Agreement, notwithstanding any limitations on Liens or the pro rata sharing provisions or otherwise.

Section 2.18Payment of Obligations.  Upon the Maturity Date (or sooner in accordance with the provisions hereof), the Lenders shall be entitled to immediate payment of all outstanding Obligations without further application to or order of the Bankruptcy Court, subject to the terms of the Financing Orders and the other Loan Documents.

Section 2.19No Discharge; Survival of Claims.  Each Loan Party agrees that (a) the Obligations hereunder shall not be discharged (without payment in full of the Obligations unless consented to by the Required DIP Lenders) by the entry of an order confirming a reorganization plan of Debtors in the Chapter 11 Cases (and each Loan Party pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Financing Orders and the Liens granted to the Agents pursuant to the Financing Orders shall not be affected in any manner by the entry of an order confirming a reorganization plan of Debtors in the Chapter 11 Cases unless, subject to Sections 10.13 and/or 11.02 (as applicable), consented to by the Required DIP Lenders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants, as of the date hereof and when each Borrowing is made (before and after giving effect to such Borrowing) to the Agents and each of the Lenders that:

Section 3.01Organization; Powers.  Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has, upon the entry of the Financing Orders by the Bankruptcy Court, all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  On the date hereof, there is no existing default under any Organizational Document of any Loan Party or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder other than the Effect of Bankruptcy.

Section 3.02Authorization; Enforceability.  Upon the entry of the Financing Orders by the Bankruptcy Court, the Transactions to be entered into by each Loan Party, including any Loans hereunder, are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  Subject to the entry of the Financing Orders by the Bankruptcy Court, this Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03No Conflicts.  Except as set forth on Schedule 3.03, upon entry of the Financing Orders by the Bankruptcy Court, the Transactions, including any Loans hereunder, and the Sale (a) other than in the case of an asset sale under Section 363 of the Bankruptcy Code, do not require any consent or approval of, registration or filing with, or any other action by, any Person, including any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary or desirable to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect or to the extent such noncompliance is permitted by the Bankruptcy Court, (b) will not violate the Organizational Documents of any Loan Party or any judgment, decree or order of any Governmental Authority that is binding on any Loan Party, (c) will not violate or result in a default (except in respect of the Effect of Bankruptcy) or require any consent or approval under any indenture, agreement, Organizational Document or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens (including pursuant to the Financing Orders).

Section 3.04Financial Statements; Projections.

(a)The Borrower has heretofore delivered to the Lenders (i) the unaudited consolidated balance sheet as of September 30, 2025, and related statements of income and cash flows of Borrower and its consolidated Subsidiaries for the 3 months ended September 30, 2025, and (ii) the consolidated balance sheets and related statements of income and cash flows of the Borrower as of and for the fiscal year ended December 31, 2024 and the consolidated balance sheets and related statements of income and cash flows of Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023, audited by and accompanied by the opinion of a firm of independent public accountants, and certified by the chief financial officer of the Borrower.  Such financial statements and all financial statements delivered pursuant to Section 5.01(b) have been prepared in accordance with GAAP (in the case of financial statements delivered pursuant to Sections 5.01(b), subject to normal year-end audit adjustments and the absence of footnotes) and present fairly and in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate.  Except as set forth in such financial statements and other than the commencement of the Chapter 11 Cases, there are no Pre-Petition liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a post-Petition Date liability, other than liabilities under the Loan Documents.

(b)[Reserved].

(c)The forecasts of financial performance of the Borrower, including the Cash Flow Report and the Approved Budget delivered on, before and after the date hereof, projected income statements, statements of cash flows and balance sheets, and its subsidiaries furnished to the Lenders have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower to be reasonable when delivered (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

Section 3.05Properties.

(a)Each Loan Party has good and indefeasible title to, or valid leasehold interests in all of its Real Property, free and clear of all Liens except for Permitted Liens (including pursuant to the Financing Orders).  Each Loan Party has good title to, or valid leasehold interest in, all of its other material Properties and any other property, or licenses or other rights to use, free and clear of all Liens except Permitted Liens (including pursuant to the Financing Orders) and minor irregularities or deficiencies in title or the chain of title that, individually or in the aggregate, do not in any material respect interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted.  Since December 31, 2024, neither the business nor the Properties of each of the Loan Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(b)Schedule 3.05(b) contains a true and complete list of each interest in Real Property (i) owned by any Loan Parties as of the date hereof and describes the type of interest therein held by such Loan Party and (ii) leased or subleased by any Loan Party, as lessee or sublessee as of the date hereof and describes the type of interest therein held by such Loan Party.

(c)As of the date hereof, no Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event currently affecting all or any portion of its property.

(d)Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Loan Party’s business as currently conducted.  The use by each Loan Party of such Collateral and all such rights with respect to the foregoing does not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Loan Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)As far as each Loan Party is aware, the Equipment of each Loan Party that is material to the conduct of its business is in good repair, working order and condition, reasonable wear and tear excepted.  Each Loan Party shall use reasonable endeavors to cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of each Loan Party’s business except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.06Intellectual Property.

(a)Ownership/No Claims.  Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)Registrations.  Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedules 1(a), 1(b) or 1(c) to the Security Agreement, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) and (ii) all registrations for such copyrights, patents and trademarks are valid and in full force and effect.

(c)No Violations or Proceedings.  To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark of such Loan Party, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

Section 3.07Equity Interests and Subsidiaries.

(a)Equity Interests.  Schedule 1.01(c) sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdiction of organization as of the date hereof and (ii) the number of each class of each Loan Party’s Equity Interests authorized, and the number outstanding, on the date hereof.  All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it pursuant to the Financing Orders or under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created pursuant to the Financing Orders and by the Security Agreement (including pursuant to the Financing Orders), and except as set forth on Schedule 3.07(a), on the date hereof there are no outstanding warrants, options or other rights to purchase with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (other than the Convertible Notes).

(b)No Consent of Third Parties Required.  Upon the entry of the Financing Orders by the Bankruptcy Court, no consent, license, assignment thereto, and/or approval of any person including any Governmental Authority, any general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests or other Collateral pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Financing Orders or under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c)Organizational Chart.  An accurate organization chart, showing the ownership structure of the Borrower and each Subsidiary on the date hereof, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08Litigation; Compliance with Laws.

(a)Except for the Chapter 11 Cases and, solely with respect to clause (ii) in this Section 3.08, (x) for litigation that is stayed by the commencement and continuation of the Chapter 11 Cases and (y) those items set forth on Schedule 3.08 hereof, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any business, property or rights of any Loan Party (i) that challenge the enforceability or validity of any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Except for matters covered by Section 3.18 and those items set forth on Schedule 3.08 hereof, no Loan Party or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Loan Party’s Real Property or is in default with respect to any judgment, writ, injunction, decree, rule or order of any Governmental Authority, in each case where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c)Except for the matters described by Schedule 3.08, no Loan Party is aware of any other regulatory investigations or enforcement actions, threated or otherwise, against any Loan Party or any of their assets.  No Loan Party is aware of any undisclosed private litigation or threatened litigation against any Loan Party or any of their assets.

Section 3.09[Reserved].

Section 3.10Federal Reserve Regulations.

(a)No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Financing Orders or the Security Agreement does not violate such regulations.

Section 3.11Investment Company Act; Public Utility Holding Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

Section 3.12Use of Proceeds.  The Borrower will use the proceeds of the Loans  in a manner consistent with the Approved Budget (subject to Permitted Variances) and the Financing Orders for payment of (A) post-petition operating expenses and other working capital of the Borrower and the Guarantors, (B) certain transaction and bankruptcy related fees, costs and expenses (including without limitation to pay the Fees and all other fees, costs and expenses due and payable hereunder), (C) the Carve-Out and (D) to facilitate the Sale.

Section 3.13Taxes.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) any Taxes, fees, or other charges, the nonpayment of which is required or permitted by the Bankruptcy Code.  Each Company has made adequate provision in accordance with GAAP on its pro forma financial statements referred to in Section 3.04 for all material Taxes not yet due and payable as of the date of such financial statements.  Each Loan Party is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.14No Material Misstatements.  No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

Section 3.15Labor Matters.  As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound where such termination or right of renegotiation could reasonably be expected to result in a Material Adverse Effect.

Section 3.16[Reserved].

Section 3.17Employee Benefit Plans.

(a)Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and its ERISA Affiliates, and each Plan, is in compliance with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, and all other applicable laws and regulations, (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(g) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) and 501(a) of the Code, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification), (iii) none of the Loan Parties or any of their ERISA Affiliates is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued any obligation to make, contributions to any Multiemployer Plan, (iv) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party or any of its ERISA Affiliates, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to any Loan Party or any of its Subsidiaries.  Except as disclosed on Schedule 3.17, no ERISA Event (other than the commencement of the Chapter 11 Cases) has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Except as disclosed on Schedule 3.17, the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Borrower’s annual audited financial statements, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans by an amount that could reasonably be expected to have a Material Adverse Effect.  The aggregate liabilities of each Loan Party or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

(b)To the extent applicable, except as could not reasonably be expected to have a Material Adverse Effect, each Foreign Plan (if any) has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities all contributions required to be made with respect to a Foreign Plan have been timely made, and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan, determined as of the end of the Loan Party’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities..

Section 3.18Environmental Matters.

(a)Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)The Loan Parties and their businesses, operations and Real Property are and in the last three years have been in compliance with, and the Loan Parties have no liability under, Environmental Law;

(ii)The Loan Parties and their Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Loan Parties, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five (5) years;

(iii)There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Loan Parties, their Subsidiaries or their respective predecessors in interest that could result in liability by the Loan Parties under Environmental Law;

(iv)There is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against the Loan Parties or their Subsidiaries, or relating to the Real Property currently or formerly owned, leased or operated by the Loan Parties or their Subsidiaries or relating to the operations of the Loan Parties or their Subsidiaries, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v)No person with an indemnity or contribution obligation to the Loan Parties relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)Except as set forth in Schedule 3.18:

(i)No Loan Party is obligated to perform any material action or otherwise incur any material expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Loan Party is conducting or financing any material Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii)No Real Property or facility owned, operated or leased by the Loan Parties or their Subsidiaries and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by the Loan Parties, their Subsidiaries or any of their respective predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii)

listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or property of the Loan Parties or any of their Subsidiaries;

(iv)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(v)Upon request, the Loan Parties will make available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Loan Parties concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Loan Parties and their Subsidiaries.

Section 3.19Insurance.  Schedule 3.19 sets forth a true, complete and correct summary description of all D&O insurance policies and all other insurance policies maintained by the Loan Parties as of the date hereof, which are applicable to, and/or provide coverage with respect to, any ongoing litigation brought by any Person against any Loan Party and/or other enforcement of claims by any Person against any Loan Party (and/or any settlement of the foregoing), in each case, as of the date hereof.  All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid and no Loan Party has received notice of violation or cancellation thereof except, in such case, where the failure to so maintain such insurance could not reasonably be expected to have a Material Adverse Effect.  The Mortgaged Property, and the use, occupancy and operation thereof, comply in all respects with all Insurance Requirements, and there exists no default under any Insurance Requirement, except in each case to the extent the same could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.20Legality; Validity and Enforceability of Liens.  Upon entry of the Financing Orders by the Bankruptcy Court, the Secured Parties will have legal, valid and enforceable Liens having the priority specified in the Financing Orders on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral and the proceeds thereof.

Section 3.21Foreign Assets Control Regulations.  No Loan Party is, or will be after the consummation of the Transactions and the application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation in any material respect of, any United States Federal statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

Section 3.22Anti-Terrorism Law.

(a)No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Anti-Terrorism Laws.

(b)No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(ii)a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(iii)a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders; or

(v)a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c)No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.23Reserved.

Section 3.24Material Agreements.  Schedule 3.24 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof, in each case, providing for, evidencing, securing or otherwise relating to any Indebtedness of any Loan Party, in each case, in excess of $500,000.00, and all obligations of any Loan Party to issuers of surety or appeal bonds in excess of $100,000.00 issued for account of any Loan Party, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Indebtedness or lease obligation.  To the extent requested by the Required DIP Lenders, Borrower has heretofore delivered to the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01Conditions to the Making of the First Advance.  The obligation of each Lender to fund its portion of the First Advance as set forth on Schedule 4 attached hereto shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01 (or waiver by the Required DIP Lenders, in their sole discretion, or with respect to the fees and other amounts owing to the Agents and their counsel, the Agents).

(a)Loan Documents.  There shall have been delivered to the Administrative Agent a fully executed counterpart of each of the Loan Documents that is required to be executed on or before the Closing Date.

(b)Corporate Documents.  The Administrative Agent shall have received (in each case, in form and substance reasonably satisfactory to the Required DIP Lenders):

(i)a certificate of the secretary or assistant secretary of each Loan Party dated as of the date hereof, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii)a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State of its jurisdiction of incorporation or organization, as applicable.

(c)Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated as of the date hereof and signed by the chief executive officer of Borrower, in such Person’s official capacity and not in his or her individual capacity, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02 (c) and (i), in form and substance reasonably satisfactory to the Required DIP Lenders.

(d)[Reserved].

(e)Fees.  The Agents shall have received all Fees and other amounts, in each case, which are due and payable and required to be paid to it on the Closing Date in accordance with Section 2.05(a) hereof and, to the extent invoiced on or before the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of Seward & Kissel LLP and the reasonable fees and expenses of local counsel) (for which the Borrower is required to reimburse Agents under the Loan Documents and for which an invoice has been delivered prior to the Closing Date).  Each Lender shall have received all Fees and other amounts, in each case, which are due and payable and required to be paid to it on the Closing Date in accordance with Section 2.05(e) hereof, the Back-Stop Lenders shall have received the Back-Stop Fee, which is due and payable and required to be paid to it on the Closing Date in accordance with Section 2.05(e) hereof and, to the extent invoiced on or before the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of Brown Rudnick LLP and the reasonable fees and expenses of any local counsel (including Porter Hedges LLP) and regulatory counsel) (for which the Borrower is required to reimburse Lenders under the Loan Documents and for which an invoice has been delivered prior to the Closing Date).

(f)Motions and Orders.  (x) The Loan Parties shall have filed (i) a motion seeking entry of the Interim Order, (ii) the Bidding Procedures Motion and (iii) a motion seeking entry of an order approving the Loan Parties’ proposed KEIP and KERP and (y) all motions and orders submitted to and entered by the Bankruptcy Court prior to or on the date hereof shall be in form and substance reasonably satisfactory to Administrative Agent (at the direction of the Required DIP Lenders) and Required DIP Lenders, and such orders shall not be subject to any stay or injunction or otherwise subject to reversal on appeal as to any funded portion of the Loans (provided that all orders submitted to and entered by the Bankruptcy Court prior to or on the date hereof relating to this Agreement (and/or any other Loan Document), the Sale and/or the KEIP and KERP (including without limitation, the Interim Order, the Final Order, the Bidding Procedures Order, the KEIP/KERP Order, and the Sale Order, as applicable) shall be in form and substance acceptable to Administrative Agent (at the direction of the Required DIP Lenders) and Lenders).

(g)[Reserved].

(h)USA Patriot Act Information.  The Agents and Lenders shall have received, sufficiently in advance of the date hereof (provided, that three (3) Business Days shall be deemed sufficient), all documentation and other information that may be required by the Agents and Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act,  including the information described in Section 11.16.

(i)Budget.  The Administrative Agent and Lenders shall have received a copy of the Approved Budget and the initial Cash Flow Report, in form and substance acceptable to the Required DIP Lenders.

(j)Interim Order.  Entry by the Bankruptcy Court of the Interim Order.

(k)[Reserved].

(l)Third Party Approvals.  As determined by the Required DIP Lenders, the Loan Parties have worked diligently and in good faith to materially progress the evaluation and identification of all governmental (including, without limitation, federal and state), regulatory (including, without limitation, FDA) and third party licenses, certificates, permits, accreditations, Federal health care program enrollments, or other authorizations that are currently maintained by the Loan Parties for the Loan Parties’ operations as presently conducted (collectively, “Operating Permits”).  Without limiting the foregoing, the Loan Parties shall have delivered to the Lenders (i) a list identifying all Operating Permits currently maintained by the Loan Parties with respect to the jurisdictions in which in excess of 50% of the Loan Parties revenue is derived, and including all Operating Permits issued by federal Governmental Authorities, including the FDA (the “Material Jurisdictions”) and (ii) written confirmation that to the knowledge of the Loan Parties, no consents, notices, filings, and/or approvals are required with respect to any Operating Permit to enter into this Agreement.  No action shall have been taken, or otherwise threatened, by any Governmental Authority, that would suspend, terminate, revoke, restrict the receipt of benefits under, or otherwise impose adverse conditions with respect to, any Operating Permit.

(m)Evidence of Insurance.  The Administrative Agent shall have received a copy of, or a certificate in form and substance reasonably satisfactory to the Required DIP Lenders, as to coverage under, the insurance policies in accordance with the requirements of Section 5.04(a).

All obligations of the Agents and Lenders under this Agreement shall automatically terminate without any further action if the conditions required under this Section 4.01 (including, without limitation, Section 4.01(k)) have not been satisfied on or before December 20, 2025.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the funding of the applicable Advance being requested.

Section 4.02Conditions to All Credit Extensions.  The obligation of each Lender to fund its portion of each of the Advances as set forth on Schedule 4 attached hereto shall be subject to the prior or concurrent satisfaction of, each of the conditions precedent set forth below.

(a)Section 4.01.  The conditions set forth in Section 4.01 have been satisfied.

(b)Notice.  The Administrative Agent shall have received a Borrowing Request in accordance with the provisions set forth in Section 2.01.

(c)No Default.  The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, immediately prior to the making of such Loan and immediately after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(d)Costs and Expenses.  Subject to the terms of the Financing Orders, the Agents and Lenders shall have received payment in full of all reasonable and documented fees and expenses (including, without limitation, all reasonable and documented legal fees of Agents and the Lenders) then due and payable pursuant to the terms hereof.

(e)No Legal Bar; No Further Investigations.  (i) No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it and no approvals from any Governmental Authority or third party approvals are necessary in connection with the making of the Advances and  (ii)  no investigations, litigations, assertion of claims or causes of action shall have been asserted or commenced by any Governmental Authority against any of the Loan Parties that were not ongoing on the Petition Date.

(f)Bankruptcy Matters.  (i) No Financing Order shall have been vacated, reversed, stayed, amended, supplemented or otherwise modified (without the consent of the Administrative Agent (acting at the direction of the Required DIP Lenders) and Required DIP Lenders), (ii) no motion for reconsideration of any Financing Order shall be pending, (iii) no appeal of any Financing Order shall be pending and no Financing Order shall be the subject of a stay pending appeal or a motion for a stay pending appeal and (iv) all motions and orders submitted to and entered by the Bankruptcy Court prior to the making of such Advance shall be reasonably acceptable to the Administrative Agent (acting at the direction of the Required DIP Lenders) and Required DIP Lenders (provided, that all orders submitted to and entered by the Bankruptcy Court prior to or on the date of the applicable Borrowing Request relating to this Agreement (and/or any other Loan Document), the Sale, the KEIP and the KERP (including without limitation, the Interim Order, the Final Order, the Bidding Procedures Order, the KEIP/KERP Order and the Sale Order or the Confirmation Order, as applicable), shall each be in form and substance acceptable to the Administrative Agent (acting at the direction of the Required DIP Lenders) and Required DIP Lenders), and such orders shall not be subject to any stay or injunction or otherwise subject to reversal on appeal as to any funded portion of the Loans.

(g)Budget.  At the time of the making of a Loan, the amount of such Loan shall be consistent with the Approved Budget in effect at such time, subject to any Permitted Variances under Section 6.07.

(h)Total Commitment.  The amount of the Loan to be made shall not exceed the Total Commitment then in effect.

(i)Representations and Warranties. All representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects).

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the corresponding Loan shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Loan (both immediately before and after giving effect to the making of such Loan and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.  The Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.07) as the Administrative Agent or the Required DIP Lenders may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

Section 4.03Conditions to Second Advance.  The obligation of each Lender to fund its portion of the Second Advance as set forth on Schedule 4 attached hereto shall be subject to the prior or concurrent satisfaction of, each of the conditions precedent set forth below:

(a)Sections 4.01 and 4.02.  The conditions set forth in Sections 4.01 and 4.02 have been satisfied.

(b)Third Party Approvals.  The Loan Parties shall have delivered to the reasonable satisfaction of the Required DIP Lenders (i) identification of all consents, notices, and/or approvals required to be obtained or filed in connection with the Sale, including all pre-close and post-close requirements, to maintain all Operating Permits in good standing for the continued operation of the Loan Parties (collectively, “Permit Approval Requirements”) and (ii) a detailed workplan (with respect to all Permit Approval Requirements in all jurisdictions, the “Work Plan”) specifying all actions and timelines required to comply with the Permit Approval Requirements; provided, however, that solely for purposes of this Section 4.03(b), the Work Plan may be limited to addressing Operating Permits in the Material Jurisdictions..  No action shall have been taken, or otherwise threatened, by any Governmental Authority, that would suspend, terminate, revoke, restrict the receipt of benefits under, or otherwise impose adverse conditions with respect to, any Permit.

(c)Final Order.  Entry by the Bankruptcy Court of the Final Order, which Final Order shall not have been terminated, expired or subject to any stay or injunction or otherwise subject to reversal on appeal.

(d)Bidding Procedures Order.  Entry by the Bankruptcy Court of the Bidding Procedures Order, which Bidding Procedures Order shall not have been terminated, expired or subject to any stay or injunction or otherwise subject to reversal on appeal.

Section 4.04Conditions to Third Advance.  The obligation of each Lender to fund its portion of the Third Advance as set forth on Schedule 4 attached hereto shall be subject to the prior or concurrent satisfaction of, each of the conditions precedent set forth below:

(a)Section 4.03.  The conditions set forth in Section 4.03 have been satisfied.

(b)DOJ Settlement. The Loan Parties shall have entered into a settlement agreement in form and substance satisfactory to the Required DIP Lenders with the Department of Justice settling all claims and causes of action brought by the Department of Justice against the Debtors.

(c)Third Party Approvals. Provided that the Lenders (or the Administrative Agent on behalf of the Lenders) have been selected as the successful bidder in accordance with the Bidding Procedures, the Loan Parties shall have completed all actions required under the Work Plan to consummate the Sale to the Lenders, including submission of all pre-closing notices or filings, subject to provision of drafts to, and approvals provided by, the Lenders, which approvals shall not be unreasonably withheld. Notwithstanding the foregoing, the Loan Parties shall not be required to complete the Work Plan in less than 10 Business Days after the DIP Lenders are selected as the successful bidder.  No action shall have been taken, or otherwise threatened, by any Governmental Authority, that would suspend, terminate, revoke, restrict the receipt of benefits under, or otherwise impose adverse conditions with respect to, any Operating Permit.

Section 4.05Condition Subsequent.

The Borrower shall deliver within thirty (30) days after the date hereof (or such later date as may be approved in writing by the Administrative Agent with the consent of the Required DIP Lenders), endorsements satisfying the requirements of Section 5.04(b), in form and substance satisfactory to the Required DIP Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and all outstanding Obligations have been paid in full in cash, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01Financial Statements, Reports, etc.

(a)[Reserved].

(b)Monthly Financial Statements.  Within 30 days after the end of each month, Borrower shall deliver to the Lenders and Administrative Agent, the Loan Parties’ unaudited consolidated balance sheets and related unaudited consolidated statements of operations, stockholders’ equity, and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year.

(c)Monthly Reports.  Within 21 days after the last day of each calendar month, Borrower shall deliver to the Lenders and Administrative Agent monthly operating reports for the Chapter 11 Cases.

(d)Financial Officer’s Certificate.  Within ten (10) days following the end of each fiscal month, Borrowers shall deliver to Administrative Agent and Lenders a Compliance Certificate certifying that no Default or Event of Default has occurred or, if such an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.

(e)[Reserved].

(f)Public Reports.  As soon as reasonably practicable after the same become publicly available, Borrower shall deliver to Administrative Agent and Lenders copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be.  Once any such reports, proxy statements, and/or other materials are filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to or any or all of the functions of said Commission, such materials shall be deemed delivered under this Agreement.

(g)[Reserved].

(h)[Reserved].

(i)Bi-Weekly Reconciliation Report.  Bi-Weekly Reconciliation Reports and the Cash Flow Report roll-forward shall be delivered to Administrative Agent and Lenders in accordance with Section 3(c) of the Financing Orders.

(j)[Reserved].

(k)Organizational Documents.  As soon as reasonably practicable, Borrower shall deliver to Administrative Agent and Lenders copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and Borrower shall deliver to Administrative Agent and Lenders a copy of any notice of default given or received by any Loan Party under any Organizational Document within fifteen (15) days after such Loan Party gives or receives such notice.

(l)Documents filed with the Bankruptcy Court or Delivered to the U.S. Trustee or Committee.  (i) To the extent practicable, no less than two (2) Business Days and if not practicable, as soon as practicable, prior to their being filed with the Bankruptcy Court, Borrower shall provide the Lenders (and their counsel) with copies of all pleadings, motions, and applications other than creditor matrixes, monthly operating reports, affidavits of service, and other similar documents and (ii) Borrower shall provide the Lenders with all other information with respect to each Loan Party’s financial condition filed by or on behalf of each Loan Party with the Bankruptcy Court or served by a Loan Party to or upon the United States Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or any Committee, at the time such document is filed with the Bankruptcy Court or served by a Loan Party to or upon the United States Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or any Committee, to the extent such document has not otherwise been served pursuant to an order of the Bankruptcy Court establishing notice procedures in the Chapter 11 Cases or otherwise.

(m)Settlement Updates.  Promptly (and in any event, within three (3) Business Days), Borrower shall deliver notice to the Lenders of any material developments in the discussions, negotiations or terms of the settlement of any and all claims and causes of action brought by the Department of Justice and/or the Securities and Exchange Commission against some or all of the Loan Parties and the suspension of the revenues collected from TriCare.

(n)[Reserved].

(o)[Reserved].

(p)[Reserved].

(q)Sale Process.  Subject to the Bidding Procedures Order and any other applicable order entered by the Bankruptcy Court, Borrower shall keep Administrative Agent and the Lenders updated on a weekly basis (or more frequently if necessitated by material development(s)) with respect to any developments with respect to the bankruptcy sale process.

(r)Other Information.  As soon as reasonably practicable, from time to time, Borrower shall provide to Agents and Lenders such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the any Agent or any Lender may reasonably request.

(s)Delivery of any reports, information and documents under this Section 5.01, as well as any such reports, information and documents pursuant to this Agreement, to the Agents and the Lenders is for informational purposes only and the Agents’ and Lenders’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Agents and the Lenders are entitled to rely exclusively on the Compliance Certificates).  The Agents and the Lenders shall have no responsibility or liability for the filing, timeliness or content of any report required under this Section 5.01 or any other reports, information and documents required under this Agreement.

Section 5.02Litigation and Other Notices.  Furnish to the Administrative Agent and Lenders  written notice of the following as soon as reasonably practicable (and, in any event, within five (5) Business Days after the occurrence thereof):

(a)any Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)the occurrence of a Casualty Event involving any loss or damage to any assets of any Loan Party in excess of $150,000.00;

(d)the incurrence of any material Lien (other than Permitted Liens and the Carve-Out) on, or claim asserted against any of the Collateral (other than as a result of the filing of proofs of claims in the Chapter 11 Cases); and

(e)a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect or revoke or suspend any material contract, license, permit, authorization, approvals or agreement with any Governmental Authority.

Section 5.03Existence; Businesses and Properties.  Except as resulting from the Chapter 11 Cases, continue to:

(a)do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(b)do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in all cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business subject to condemnation and casualty events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in all cases where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 6.04; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any property, rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

Section 5.04Insurance.

(a)Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (iv) such other insurance against risks as the Administrative Agent (at the direction of Required DIP Lenders) may from time to time require (acting reasonably) (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent (at the direction of Required DIP Lenders)); provided that, (x) to the extent any Loan Party obtains insurance as requested pursuant to the foregoing clause (iv), the cost of such insurance shall be paid outside of the Approved Budget and (y) Required DIP Lenders and the applicable Loan Party shall jointly consent to the adjustment of any claim thereunder in excess of $1,000,000 (such consent not to be unreasonably withheld or delayed).

(b)All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or ten (10) days’ notice of cancellation as a result of the non-payment of any premium) after receipt by the Administrative Agent of written notice thereof and if an endorsement providing such notice is commercially impracticable by the Borrower’s carrier, the Borrower will use its commercially reasonable efforts to provide thirty (30) days’ notice (or ten (10) days’ notice of cancellation as a result of the non-payment of any premium) to the Administrative Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) name, or shall be deemed to name pursuant to the Financing Orders, the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Administrative Agent (at the direction of Required DIP Lenders).

(c)Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Loan Party; and as soon as practicable deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(d)With respect to Mortgaged Property, obtain flood insurance in such total amount as the Required DIP Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)Deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Required DIP Lenders may from time to time reasonably request.

(f)No Loan Party that is an owner of Mortgaged Property shall knowingly take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Mortgaged Property, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05Obligations and Taxes.

(a)Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, subject to the approval of the Bankruptcy Court in the Chapter 11 Cases and to the restrictions set forth in this Agreement and so long as such payment is contemplated under the Approved Budget, pay its Indebtedness and other obligations in accordance with their terms and pay and discharge promptly when due and payable all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof.

(b)Timely and correctly file all Tax Returns required to be filed by it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06Employee Benefits.  Subject to the applicable provisions of the Bankruptcy Code and (a)  as a result of the Chapter 11 Cases (including the effects of the Chapter 11 Cases on the funding of the Plans), and except as could not reasonably be expected to have a Material Adverse Effect, with respect to any Plan, comply in all respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within ten (10) days after any Responsible Officer of any Company knows or has reason to know, that any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Loan Parties or any of their ERISA Affiliates in an aggregate amount exceeding $100,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Loan Parties propose to take with respect thereto, and (y) upon request by the

Administrative Agent (at the direction of Required DIP Lenders), copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or the Multiemployer Plan as the Administrative Agent (at the direction of Required DIP Lenders) shall reasonably request.

Section 5.07Maintaining Records; Access to Properties and Inspections; Annual Meetings.  Keep proper books of record and account (i) in which full, true and correct entries are made in conformity with all Requirements of Law (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which all dealings and transactions in relation to its business and activities are recorded.  Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender (in the case of any Lender only, during the continuance of a Default or an Event of Default) to visit and inspect the financial records and, subject to the rights of tenants, the property of such Loan Party upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender (in the case of any Lender only, during the continuance of an Event of Default) to discuss the affairs, finances, accounts and condition of any Loan Party with and be advised as to the same by the officers and employees thereof and the independent accountants therefor, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or, after a Default or Event of Default, any Lender may request; provided, that unless a Default or an Event of Default is continuing, the Borrower shall not be required to pay the expenses of more than one such visit per calendar year.  The Borrower shall be permitted to reasonably coordinate the visits and inspections of individual Lenders to minimize inconvenience.

Section 5.08Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and Section 6.21.

Section 5.09Compliance with Environmental Laws; Environmental Reports.

(a)Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Loan Party or any Subsidiary to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Loan Parties commencing activities reasonably likely to cure such Default, at the written request of the Required DIP Lenders through the Administrative Agent, provide to the Lenders within forty-five (45) days after such request, at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent (at Required DIP Lenders’ direction) and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c)Each Loan Party that is an owner of Mortgaged Property shall not install nor permit to be installed in the Mortgaged Property any Hazardous Materials, other than in compliance with applicable Environmental Laws.

Section 5.10Meetings with Lenders.  On a weekly basis, or otherwise at the reasonable request of the Administrative Agent (at Required DIP Lenders’ direction), hold, or be available to hold, a meeting (at a mutually agreeable location or telephonically) at a mutually agreeable time with the Lenders and management of the Borrower regarding the financial results and operations of the Loan Parties (including without limitation, the Approved Budget, and Bi-Weekly Reconciliation Reports and any items referenced therein) and monitoring any developments in the Chapter 11 Cases (including without limitation, the bankruptcy sale process).

Section 5.11Additional Collateral; Additional Guarantors.

(a)Subject to this Section 5.11, with respect to any property acquired after the date hereof by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent (at the direction of Required DIP Lenders) shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other applicable Secured Parties, a Lien on such property having the priority specified in the Financing Orders, and (ii) to the extent not already created and/or perfected, take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document and not already perfected in accordance with all applicable Requirements of Law, including the filing of financing statements, amendments and continuation statements in such jurisdictions as may be necessary or reasonably requested by the Administrative Agent (at the direction of Required DIP Lenders).  The Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent (at the direction of Required DIP Lenders) shall reasonably require to confirm the validity, perfection and priority of the Lien under the Security Documents against such after-acquired properties.

(b)With respect to any person that is or becomes a Subsidiary after the date hereof (i) to the extent that such Subsidiary constitutes a Domestic Subsidiary, promptly (and in any event within 30 days after such person becomes a Subsidiary) (A) upon request by Collateral Agent (at the direction of Required DIP Lenders), deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary that are owned by any Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the relevant Loan Party, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (B) cause such new Subsidiary (1) to execute a Joinder Agreement or such comparable documentation to become a Guarantor, a joinder agreement to the applicable Security Document, substantially in the form annexed thereto, and (2) to the extent not already created and/or perfected, to take all actions reasonably necessary or advisable in the opinion of the Collateral Agent (at the direction of Required DIP Lenders) to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent (at the direction of Required DIP Lenders) and (ii) to the extent that such Subsidiary constitutes a CFC, promptly (and in any event within 30 days after such person becomes a Subsidiary), grant a first priority lien over 65% of the voting power of all classes of capital stock of such Subsidiary in favor of the Collateral Agent to secure the Obligations.

(c)At the request of the Administrative Agent or Collateral Agent (in each case, at the direction of Required DIP Lenders), as soon as practicable, grant to the Collateral Agent, within thirty (30) days of the acquisition thereof, a first priority (subject only to the Carve-Out) security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the date hereof, in each case, as additional security for the Secured Obligations.  At the request of the Administrative Agent or the Collateral Agent (in each case, at the direction of Required DIP Lenders), the applicable Loan Party shall execute such Mortgages and documentation reasonably satisfactory in form and substance to the Collateral Agent (at the direction of Required DIP Lenders) and shall constitute valid and enforceable perfected Liens having the priority specified in the Financing Orders.  At the request of the Administrative Agent or the Collateral Agent (in each case, at the direction of Required DIP Lenders), the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the respective Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all applicable Taxes, fees and other charges payable in connection therewith shall be paid in full when due and payable.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent (at the direction of Required DIP Lenders) shall reasonably require to confirm the validity, perfection and priority of the Liens of any existing Mortgages or new Mortgages against such after-acquired Real Property.

Section 5.12Security Interests; Further Assurances.  Each of the Financing Orders shall be sufficient and conclusive evidence of the validity, perfection, and priority of the Liens securing the Obligations without the necessity of filing or recording any financing statement, deed of trust, mortgage, assignment or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement or securities account control agreements) to validate or perfect the Liens or to entitle the Liens to the priorities granted herein.  Notwithstanding the foregoing, as soon as reasonably practicable, upon the reasonable request of the Collateral Agent (at the direction of Required DIP Lenders), at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents, or otherwise deemed by the Collateral Agent (at the direction of Required DIP Lenders) reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens as permitted by the applicable Security Document.  Deliver or cause to be delivered to the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Collateral Agent (at the direction of Required DIP Lenders) as the Collateral Agent (at the direction of Required DIP Lenders) shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Collateral Agent or Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent (at the direction of Required DIP Lenders) or Collateral Agent (at the direction of Required DIP Lenders) may reasonably require.  If either Agent or the Required DIP Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent (at the direction of Required DIP Lenders).  Further, each Loan Party shall cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents and this Agreement.

Section 5.13Information Regarding Collateral.

(a)Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days’ prior written notice, or such lesser notice period agreed to by the Administrative Agent (at the direction of Required DIP Lenders), of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Required DIP Lenders may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent or Collateral Agent (in each case, at the direction of Required DIP Lenders) to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the applicable Secured Parties in the Collateral, if applicable.  Each Loan Party agrees, as soon as practicable, to provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility) (other than changes in location to a Mortgaged Property or property being leased by a Loan Party), in each case if different than the location relating to such Collateral set forth in the schedules to the Security Agreement or the most recent supplement thereto.

Section 5.14Subordination of Loans.  Each Loan Party covenants and agrees that any existing and future loans or notes owing by a Loan Party to a Subsidiary that is not a Loan Party shall be Subordinated Indebtedness.

Section 5.15Material Permits; Material Approvals.  The Loan Parties shall work diligently and in good faith to materially progress the evaluation and identification of all Operating Permits and Permit Approval Requirements.

Section 5.16Maintenance of Property.  Each Loan Party shall abstain from, and shall cause its Subsidiaries to abstain from, knowingly or willfully permitting the Release of any Hazardous Material in, on or about the owned, leased or operated Property except in compliance with applicable Environmental Law, the Release of which could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Effect.

Section 5.17Cooperation with Advisors.  Each of the Loan Parties will use commercially reasonable efforts to cooperate and assist Advisors hired by or at the discretion of the Administrative Agent and Advisors hired by Lenders to enable such Advisors to perform the services for which they were engaged, including, without limitation, promptly providing such information and documents as such Advisors may reasonably request.

Section 5.18DOJ Settlement; SEC Settlement.  The Loan Parties shall work diligently and in good faith to pursue settlement negotiations with the Department of Justice and the Securities Exchange Commission and to otherwise settle all claims by the Department of Justice and Securities Exchange Commission against the Loan Parties (prior to the Effective Date of the Plan of Reorganization) pursuant to a settlement agreement or settlement agreements with the Department of Justice and Securities Exchange Commission, each, in form and substance satisfactory to Required DIP Lenders.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party agrees with the Agents and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and all outstanding Obligations have been paid in full in cash, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except that the following shall be permitted, in each case, solely upon Loan Parties obtaining all requisite approvals from the Bankruptcy Court and solely to the extent contemplated under the Approved Budget (with the exception of clauses (a)(ii), (b), (c), (f), (g) and (h) of Section 6.01):

(a)Indebtedness incurred under (i) this Agreement and the other Loan Documents and (ii) the Convertible Notes;

(b)(i) Indebtedness outstanding on the Petition Date (other than with respect to the Prepetition Receivables Financing Facility and the Convertible Notes) and listed on Schedule 6.01(b) and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c)Indebtedness permitted by Section 6.03(d);

(d)Indebtedness incurred after the Petition Date in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $25,000 at any time outstanding, to the extent consistent with the Approved Budget;

(e)Indebtedness in respect of bid, performance or surety, appeal or similar bonds issued for the account of and completion guarantees provided by any Company assuring payment of contingent liabilities of the Borrower;

(f)Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(g)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(h)Indebtedness arising prior to the date hereof in connection with endorsement of instruments for deposit in the ordinary course of business; Indebtedness in respect of letters of credit, surety bonds and other credit assurances and similar obligations, in each case, arising prior to the date hereof of a like nature and assuring payment of contingent liabilities of the Borrower in connection with the operation of their Properties; provided, that the then maximum obligations owing with respect to such Indebtedness shall not exceed $500,000 in the aggregate at any time; and

(i)to the extent constituting Indebtedness, obligations under the Prepetition Receivables Financing Facility in an aggregate principal amount not to exceed $3,000,000 at any time.

Notwithstanding the foregoing, no Indebtedness permitted in this Sections 6.01 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the super priority administrative expense claims of the Agents and Lenders except as specifically set forth herein or in the Financing Orders.

Section 6.02Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except that the following shall be permitted, in each case, upon Loan Parties obtaining all requisite approvals from the Bankruptcy Court and solely to the extent that the Indebtedness and other obligations or liabilities secured by such security interest, mortgage, pledge, lien, charge or other encumbrance are contemplated under the Approved Budget (with the exception of clauses (a), (b), (c), (d), (e), (h), (i), (j), (m) and (n) of this Section 6.02) (collectively, the “Permitted Liens”):

(a)Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, including, without limitation, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of the business of any Loan Party, and (i) which do not in the aggregate materially detract from the value of the property of the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Loan Parties, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)any Lien in existence on the Petition Date (other than with respect to the Prepetition Receivables Financing Facility) and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the date hereof and (ii) does not encumber any property other than the property subject thereto on the date hereof (any such Lien, an “Existing Lien”);

(d)easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor defects in the chain of title with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) interfering with the ordinary conduct of the business of the Companies at such Real Property or materially detract from the value or use of the Real Property to which they apply;

(e)Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(f)Liens arising prior to the date hereof by virtue of deposits made in connection therewith prior to the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise Taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or arising prior to the date hereof by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that such Liens shall in no event encumber any property other than cash and Cash Equivalents and the aggregate amount of deposits at any time pursuant to this paragraph (f) shall not exceed $200,000 in the aggregate;

(g)Leases of the properties of any Loan Party, in each case entered into in the ordinary course of such Loan Party’s business;

(h)Liens arising out of conditional sale, title retention, or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business in accordance with the past practices of such Loan Party;

(i)Liens securing Indebtedness incurred pursuant to Section 6.01(d); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and other account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)the Carve-Out;

(l)Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m)non-exclusive licenses of Intellectual Property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

(n)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases; and

(o)Liens deemed granted in favor of the buyer under the Prepetition Receivables Financing Facility; provided that the Liens securing such obligations shall extend only to the receivables and related assets sold thereunder prior to the Petition Date.

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.  Notwithstanding the foregoing, Liens permitted under Sections 6.02(a) through (o) shall at all times be junior and subordinate to the Liens under the Loan Documents, other than the Carve-Out and the Permitted Senior Liens.  The prohibition provided for in this Section 6.02 specifically includes, without limitation, the Borrower, any Loan Party, any Committee, or any other party-in-interest in the Chapter 11 Case or any successor case and prohibits the creation of any such Lien that would prime or be pari passu to any claims, Liens or interests of the Agents and the Lenders (other than for the Carve-Out and the Permitted Senior Liens) irrespective of whether such claims, Liens or interests may be “adequately protected” (unless (i) the Obligations and adequate protection claims will be paid in full in cash upon the granting of any such Lien and (ii) the Commitments are terminated).

Section 6.03Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person except that the following shall be permitted, in each case, upon Loan Parties obtaining all requisite approvals from the Bankruptcy Court and to the extent contemplated under the Approved Budget (with the exception of clauses (a), (b), (c), (d), (e) and (g) (all of the foregoing, collectively, “Investments”), the following shall be permitted:

(a)Investments outstanding on the Petition Date and identified on Schedule 6.03(a) and any modification, replacement, renewal or extension thereof so long as (i) the amount of such Investment is not increased thereby and (ii) no additional Investment is made after the Petition Date;

(b)the Loan Parties may (i) invest in, acquire and hold cash and Cash Equivalents, (ii) endorse negotiable instruments held for collection in the ordinary course of business or (iii) make lease, utility and other similar deposits in the ordinary course of business;

(c)[Reserved];

(d)Investments (i) by the Borrower in any Guarantor and (ii) by a Guarantor in another Guarantor;

(e)[Reserved];

(f)other investments in an aggregate amount not to exceed the amounts set forth in, and for the purposes set forth in the Approved Budget; provided, however, that it shall not be deemed a breach of this clause (f) if the amount of any such investments exceed the limits set forth in the Approved Budget by amounts less than the Permitted Variances; and

(g)by a Loan Party consisting of Contingent Obligations permitted under Section 6.01(f).

Section 6.04Mergers; Consolidations; Acquisitions; Dispositions.  Each Loan Party shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person, dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets  or agree to do so at a future time except (i) sales of inventory in the ordinary course, except those sales made pursuant to or under the Prepetition Receivable Financing Facility (which shall not be permitted after the Petition Date), (ii) sales of equipment no longer useful in the business of Loan Parties and (iii) to the extent contemplated and expressly authorized under the Approved Budget and, as applicable, upon Loan Parties obtaining all requisite approvals from the Bankruptcy Court except to the extent that such Sale is to the stalking horse bidder under the Bidding Procedures and, in such case, consented to by the Administrative Agent (at the direction of Required DIP Lenders) and Required DIP Lenders and only to the extent that Loan Parties have obtained all requisite approvals from the Bankruptcy Court with respect to such Sale.

Section 6.05Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Loan Party, except, that any Subsidiary of Borrower may pay cash Dividends to the Borrower, to the extent contemplated under the Approved Budget.

Section 6.06Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Loan Party (other than between the Borrower and one or more Guarantors or between Guarantors), other than on terms and conditions at least as favorable to such Loan Party as would reasonably be obtained by such Loan Party at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted to the extent contemplated under the Approved Budget:

(a)Dividends permitted by Section 6.05;

(b)Investments permitted by Sections 6.03(a) and (d);

(c)reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and reimbursement arrangements, in each case approved by the Board of Directors and consistent with the historical practice of the Loan Parties; and

(d)The Borrower or any of its Subsidiaries may enter into employment, non-competition or confidentiality agreements with their employees in the ordinary course of business.

Section 6.07Compliance with Approved Budget.  Fail to comply with Section 3(b) of the Financing Orders.

Section 6.08Prepayments of Indebtedness; Modifications of Organizational Documents and Other Documents, etc.  Directly or indirectly:

(a)make (or give any notice in respect thereof) any voluntary or optional payment, regularly scheduled payment (of principal or interest) or mandatory prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or otherwise, of any Indebtedness other than (i) as specifically set forth in the Financing Orders and contemplated under the Approved Budget, (ii) payments and payments in kind contemplated to be made on the Obligations hereunder and (iii) payments required under the Prepetition Receivables Financing Agreement to the extent consistent with the Approved Budget and approved by the Bankruptcy Court;

(b)amend or modify, or permit the amendment or modification of (i) any provision of any Subordinated Indebtedness, in any manner that is adverse to the interests of the Agent and/or Lenders or (ii) the Prepetition Receivables Financing Facility in a manner that is adverse to the interests of the Agents and/or Lenders;

(c)terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation), in each case, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders;

(d)make any payments or transfer, or agree to any setoff or recoupment, with respect to any Pre-Petition claim or Pre-Petition Lien, except as approved by order of the Bankruptcy Court and, to the extent applicable, consistent with the Approved Budget;

(e)amend or modify, or permit the amendment or modification of, (i) any Financing Order without the prior written consent of the Administrative Agent (at the direction of the Required DIP Lenders), (ii) any First Day Order except for amendments or modifications which are in form and substance reasonably satisfactory to Administrative Agent (at the direction of the Required DIP Lenders) and Required DIP Lenders or (ii) the Bidding Procedures Order without the prior written consent of the Administrative Agent (at the direction of the Required DIP Lenders);

(f)assume or reject any leases (on which any Loan Party is a lessee) or executory contracts other than as permitted by the Required DIP Lenders;

(g)enter into any settlement agreement or otherwise settle any litigation unless such settlement is in form and substance satisfactory to the Required DIP Lenders;

(h)use any cash or proceeds of any Advance in a manner or for a purpose other than in accordance with this Agreement and the Approved Budget, subject to Permitted Variances.

Section 6.09Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement, the other Loan Documents and/or the Convertible Notes; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (iv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.04 pending the consummation of such sale; (vii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity.

Section 6.10Limitation on Issuance of Capital Stock.  With respect to the Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest.

Section 6.11Limitation on Creation of Subsidiaries.  Establish, create or acquire any additional Subsidiaries without the prior written consent of the Administrative Agent (at the direction of Required DIP Lenders).

Section 6.12Business.  With respect to the Borrower and its Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the Petition Date.

Section 6.13Limitation on Accounting Changes.  Make or permit, any change in accounting policies or reporting practices, without the consent of the Required DIP Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or are required by GAAP.

Section 6.14Fiscal Year.  Change its fiscal year-end to a date other than December 31.

Section 6.15No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement, the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; and (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations.

Section 6.16Anti-Terrorism Law; Anti-Money Laundering.

(a)Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Sections 3.21 and/or 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.16).

(b)Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

Section 6.17Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

Section 6.18Milestones.  The Borrower shall comply with the following milestones (collectively, the “Milestones”):

(a)No later than three (3) business days following the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(b)No later than ten (10) Business Days following the Petition Date, the Loan Parties shall have delivered the list and copies of all Operating Permits, and identification of all Permit Approval Requirements with respect to the Operating Permits in the Material Jurisdictions;

(c)No later than twenty-five (25) Business Days following the Petition Date, the Loan Parties shall have delivered to the Required DIP Lenders (i) identification of all Permit Approval Requirements, with supporting written analysis for such determinations and (ii) the Work Plan;

(d)No later than thirty (30) days following the Petition Date, the Bankruptcy Court shall have entered: (i) the Final Order; (ii) the Bidding Procedures Order; and (iii) the order granting the motion seeking approval of the Debtors’ proposed KEIP and KERP, each in form and substance acceptable to the Required DIP Lenders in their sole and absolute discretion;

(e)No later than thirty (30) days following the Petition Date, Loan Parties shall have filed their motion seeking approval of a Disclosure Statement and solicitation procedures with respect to the plan of reorganization contemplated in connection with the Restructuring Transactions (as defined in the Restructuring Support Agreement);

(f)No later than sixty (60) days following the Petition Date, the Bankruptcy Court shall have entered its order approving the Disclosure Statement and solicitation procedures;

(g)No later than seventy-five (75) days following the Petition Date, the Bid Deadline (as defined in the Bidding Procedures Order) shall have expired;

(h)No later than ninety (90) days following the Petition Date, the Auction (as defined in the Bidding Procedures Order), if any, shall have occurred;

(i)No later than ninety-five (95) days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order approving the Plan of Reorganization, the Sale or the Sale Order, in either case, each in form and substance acceptable to the Required DIP Lenders in their sole and absolute discretion; and

(j)no later than one-hundred and five (105) days following the Petition Date, the Sale shall have been consummated pursuant to definitive documentation acceptable in form and substance to the Required DIP Lenders in their sole and absolute discretion.

In the event that the Bankruptcy Court is unable or unwilling to schedule a hearing on the required date(s), the dates set forth above shall be deemed automatically extended by an equal number of days (or such later date as would constitute the next Business Day).

Section 6.19Critical Vendor and Other Payments.  The Loan Parties shall not make or agree to make (a) any Pre-Petition “critical vendor” payments or other payments on account of any creditor’s Pre-Petition unsecured claims or make any other payments on account of any other Pre-Petition Indebtedness, (b) payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, or (c) payments under any plan or on account of any claim that requires approval pursuant to Section 503(c) of the Bankruptcy Code, except, in each case, in amounts and on terms and conditions that (x) are approved by order of the Bankruptcy Court and (y) are expressly permitted by the Approved Budget or as otherwise expressly permitted under the First Day Orders.

Section 6.20Pre-Petition Indebtedness.  Except as contemplated under the Approved Budget and also permitted in the Financing Orders or other orders entered by the Bankruptcy Court or permitted by the Bankruptcy Court after a notice and hearing, the Loan Parties shall not make any adequate protection payments on account of any Pre-Petition Indebtedness.

Section 6.21Use of DIP Loans; Cash Collateral.  Without the Required DIP Lenders’ prior written consent (including by email), none of the Loan proceeds, Collateral or Carve-Out may be used for any of the following purposes:

(a)object to or contest the validity or enforceability of the Interim Order or Final Order or any obligations outstanding under the Loan Documents or the Convertible Notes Obligations;

(b)seek to modify any of the rights granted under the Interim Order, Final Order or any other Loan Documents;

(c)make any payment in settlement or satisfaction of any prepetition or administrative claim, unless in compliance with the Approved Budget, subject to Permitted Variances; or

(d)object to, contest, delay, prevent or interfere with in any way the exercise of rights and remedies by the Lenders with respect to the Collateral once an Event of Default has occurred (except that Loan Parties may contest or dispute whether an Event of Default has occurred and the Loan Parties shall be entitled to any notice provisions provided in any Interim Order or Final Order).

ARTICLE VII

GUARANTEE

Section 7.01The Guarantee.  The Guarantors hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby, jointly and severally, agree that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the

Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)the release of any other Guarantor.

To the extent permitted by law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  To the extent permitted by law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04Subrogation; Subordination.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party to another Loan Party permitted pursuant to Section 6.01(c) shall be subordinated to such Loan Party’s Obligations.

Section 7.05Remedies.  The Guarantors jointly and severally agree that, subject to the terms of the Financing Orders, as between the Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06[Reserved].

Section 7.07Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Guarantor owned by a Loan Party or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower, a Loan Party, a Subsidiary or an Affiliate of Borrower, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor owned by a Loan Party (to a Person other than Borrower, a Loan Party, a Subsidiary or an Affiliate of Borrower), the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreement and the Financing Orders shall be released, and the Collateral Agent shall, upon receipt of a certificate of a Responsible Officer stating that all conditions precedent to such release have been satisfied and that such transaction is permitted hereunder (upon which certificate the Collateral Agent shall conclusively rely and shall be fully protected in relying upon), take such actions (without representation, warranty or recourse), as are reasonably requested by the Borrower or such Guarantor to effect each release described in this Section 7.09 (including executing such documents as prepared by the Borrower or such Guarantor to effect such release).

Section 7.10Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such

Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Sections 7.04 and 7.08.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01Events of Default.  Upon the occurrence and during the continuance of the following events (each, an “Event of Default” and, collectively, the “Events of Default”):

(a)default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)default shall be made in the payment of any interest on any Loan or payment of any Fee or any other Obligation (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(c)any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings, or any representation, warranty, statement or information contained in any, certificate, or other document furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects);

(d)default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.01, Section 5.02, 5.03(a), Section 5.04, Section 5.08, Section 5.15, Section 5.18, or in Article VI or (ii) any breach by the Loan Parties of any provision of the Interim Order or the Final Order, in each case, after the expiration of any applicable cure period;

(e)default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those otherwise specified in this Section 8.01, including without limitation clauses (a), (b), (c) and (d) of this Section 8.01) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations) incurred or entered into after the Petition Date, when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness entered into after the Petition Date if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $100,000 at any one time;

(g)any disruption of the business operations of any Loan Party that has a Material Adverse Effect after the date hereof;

(h)the occurrence of any Noteholder Termination Event under and as defined in the Restructuring Support Agreement or a default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in the Restructuring Support Agreement, subject to any applicable cure period;

(i)one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $100,000 (exclusive of amounts covered by insurance for which coverage is not denied) in respect of obligations arising after the Petition Date shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party to enforce any such judgment;

(j)one or more ERISA Events arising after the Petition Date shall have occurred  that, when taken together with all other such ERISA Events that have occurred after the Petition Date, could reasonably be expected to result in liability for any Loan Party or any of its ERISA Affiliates or the imposition of a Lien on any properties of any Loan Party, in either event in an amount which could reasonably be expected to have a Material Adverse Effect;

(k)any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)any Loan Document, the Convertible Notes or any material provisions of any Loan Document or the Convertible Notes shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced or initiated by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the payment of Obligations or the Convertible Notes Obligations;

(m)the payment of, or application for authority to pay, any pre-petition claim without the Required DIP Lenders’ prior written consent (including by email) or unless otherwise permitted under the Approved Budget or the First Day Orders;

(n)[Reserved]; or

(o)the occurrence of any of the following in the Chapter 11 Cases:

(i)(x) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Bidding Procedures Order in any material respect or any order approving a sale in connection therewith, or any material violation by any Loan Party of any term or condition set forth in the Bidding Procedures Order (after giving effect to any applicable cure period), in each case without the prior written consent (including by email) of the Required DIP Lenders (other than in respect of any Sale pursuant to the Bidding Procedures which would provide for the repayment of the Obligations in full in cash upon closing thereof), or the filing by any Loan Party or any motion or application seeking the entry of any such order without the prior written consent (including by email) of the Required DIP Lenders (other than in respect of any Sale pursuant to the Bidding Procedures which would provide for the repayment of the Obligations in full in cash upon closing thereof), (y) the termination or failure of any definitive purchase agreement approved by the Bankruptcy Court to remain in full force and effect at all times in all respects until the closing thereof (without any amendments or other modifications thereto as to which the Required DIP Lenders have not given their prior written consent (including by email)) or (z) any Loan Party opposes, directly or indirectly, the Lenders’ right to credit bid the Obligations;

(ii) filing of any motion by any Loan Party seeking to obtain credit or incur Indebtedness, or the obtaining of credit and incurrence of Indebtedness, by any Loan Party that is entitled to administrative priority status which is equal or senior to claims of the Agents and Lenders (other than the Carve-Out) provided for in this Agreement and the Financing Orders;

(iii)the entry of an order or ruling (which has not been withdrawn, dismissed or reversed): (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code (or otherwise) not otherwise permitted pursuant to this Agreement (unless such financing is proposed to refinance and pay in full the Obligations due under this Agreement accompanied by the termination of all Commitments); (x) to grant any Lien other than Permitted Liens and the Carve-Out upon or affecting any Collateral without the prior written consent of the Administrative Agent (at the direction of Required DIP Lenders) and the Required DIP Lenders (unless the granting of such Lien is simultaneous with a refinancing to pay in full in cash all Obligations due under this Agreement and termination of the Commitments); or (y) except as provided in the Financing Orders, to use cash collateral of either Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent (at the direction of Required DIP Lenders);

(iv)Any Loan Party proposes or supports, directly or indirectly, any Plan of Reorganization or Sale of all or substantially all of the Loan Parties’ assets (and/or stock issued by the Loan Parties) or entry of any Confirmation Order or Sale Order, in any of the foregoing cases, that is not conditioned upon the indefeasible payment in full in cash, upon the consummation of such Plan of Reorganization or such Sale, of all Obligations (other than to the extent that (x) the Lenders or an entity owned by the Lenders, is the winning bidder with respect to such Sale and (y) such Sale involves the Collateral Agent, on behalf of the Lenders, or the Lenders (in each case, either directly or through an entity owned by the Lenders) credit bidding the Obligations as acquisition consideration to consummate such Sale);

(v)the consummation of any Sale of all or substantially all assets of the Loan Parties (and/or Equity Interests of the Loan Parties), whether pursuant to a Sale under Section 363 of the Bankruptcy Code, a Sale pursuant to a Plan of Reorganization or otherwise, without concurrently paying, in full and in cash, all Obligations (other than to the extent that (x) the Lenders or an entity owned by the Lenders, is the winning bidder with respect to such sale and (y) such sale involves the Collateral Agent, on behalf of the Lenders, or the Lenders (in each case, either directly or through an entity owned by the Lenders) credit bidding the Obligations as acquisition consideration to consummate such Sale) or the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the Interim Order or the Final Order (except with respect to ministerial changes) without the written consent of the Administrative Agent (at the direction of Required DIP Lenders) and Required DIP Lenders or the filing of a motion for reconsideration with respect to the Interim Order or the Final Order;

(vi)the Final Order is not entered on or before the date that is thirty (30) days after the Petition Date;

(vii)the entry of an order allowing any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against any Agent, any Lender or any of the Collateral (other than with respect to the payment of the Carve-Out);

(viii)the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of a receiver or an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, the reorganization of such Loan Party (or any Loan Party seeks or acquiesces in such relief);

(ix)[Reserved];

(x)the dismissal of, or the entry of an order dismissing, the Chapter 11 Cases, or the conversion of the Chapter 11 Cases from cases under Chapter 11 to cases under Chapter 7 of the Bankruptcy Code (except as consented to by the Administrative Agent (at the direction of Required DIP Lenders) and the Required DIP Lenders, which shall not be implied by any other action, inaction or acquiescence) or any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code, conversion of the Chapter 11 Cases or otherwise;

(xi)other than pursuant to the First Day Orders or the Financing Orders, the entry of a final order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor to execute upon or enforce a Lien on any Collateral having value in excess of $100,000;

(xii)the termination or failure of any definitive agreement for the sale of assets of the Loan Parties or the Equity Interests in the Borrower pursuant to the Bidding Procedures approved by the Bankruptcy Court to remain in full force and effect at all times in all respects until the closing thereof (without any amendments or other modifications thereto as to which the Required DIP Lenders have not given their prior written consent (including by email));

(xiii)the entry of an order in the Chapter 11 Cases avoiding or requiring disgorgement of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xiv)except as otherwise provided by the Financing Orders, the entry of an order in the Chapter 11 Cases granting any other super priority administrative claim or Lien equal or superior to that granted to either Agent, on behalf of itself and/or the Secured Parties (other than with respect to the Carveout);

(xv)any of the Loan Parties’ return of goods constituting Collateral pursuant to Section 546(g) of the Bankruptcy Code other than in accordance with any such program (x) approved pursuant to a First Day Order, or (y) otherwise approved by the Bankruptcy Court;

(xvi)failure of the Loan Parties to timely comply with any Milestone or the failure of the Loan Parties to incorporate the Milestones into the Bidding Procedures Motion;

(xvii)the granting, seeking or obtaining of any order that provides any bid protections to any party other than the Secured Parties, including without limitation, any break-up fee or any expense reimbursement, without the written consent of the Required DIP Lenders;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent, at the direction of the Required DIP Lenders, shall (subject to Article X and Section

11.03), notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from the Bankruptcy Court unless specifically provided for in the Financing Orders and subject to any applicable provisions therein and of the Loan Documents) by notice to the Borrower, take any or all of the following actions, at the same or different times:

(A)terminate the Commitments whereupon the obligation of each Lender to make any Loan shall immediately terminate;

(B)increase the rate of interest applicable to the Loans to the interest rate specified in Section 2.06(c);

(C)declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, the Minimum Return Payment, and all other liabilities and other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind (except as provided in the Loan Documents and the Financing Orders), all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(D)direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Required DIP Lenders pursuant to Sections 363, 365 and other applicable provisions of the Bankruptcy Code and the Administrative Agent (on behalf of the Lenders or their nominee or assignees) shall, at the direction of the Required DIP Lenders, have the right (through one or more acquisition vehicles) to “credit bid” the allowed amount of the Lenders’ claims during any sale of all or substantially all of the Collateral, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any Plan of Reorganization of the Loan Parties  (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Administrative Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code);

(E)enter onto the premises of any Loan Party in connection with an orderly liquidation of the Collateral; and/or

(F)exercise any rights and remedies provided to either Agent under the Loan Documents or at law or in equity, including all remedies provided for under the UCC and, pursuant to the Interim Order and the Final Order.

Upon the occurrence and during the continuance of an Event of Default and the exercise by the Administrative Agent, on behalf of the Lenders, of their rights and remedies under this Agreement and the other Loan Documents, the Borrower shall use commercially reasonably efforts to assist the Agents and the Lenders in effecting a sale or other disposition of the Collateral upon such terms as are acceptable to the Required DIP Lenders.  The Administrative Agent shall, at the direction of the Required DIP Lenders, be permitted (through one or more acquisition vehicles) to credit bid, on behalf of the Lenders, the allowed amount of the Lenders’ claims at any sales occurring pursuant to Section 363 of the Bankruptcy Code or any Plan of  Reorganization of the Debtors.

ARTICLE IX

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 9.01Collateral Account.

(a)Upon the direction of Required DIP Lenders, Collateral Account shall be established with the Administrative Agent in Required DIP Lenders’ discretion, designated “Zynex Collateral Account” and the Administrative Agent (at the direction of the Required DIP Lenders) shall, promptly upon the establishment of the Collateral Account, notify the Loan Parties of such Collateral Account.  Upon the establishment of the Collateral Account, each Loan Party shall deposit into the Collateral Account from time to time (i) the cash proceeds of any of the Asset Sales (including pursuant to any disposition thereof) to the extent contemplated herein or in any other Loan Document, (ii) the cash proceeds of any Casualty Event with respect to Collateral, to the extent contemplated herein or in any other Loan Document, and (iii) any cash such Loan Party is required to pledge as cash collateral to secure specific additional obligations pursuant to the Loan Documents (but not any funds in deposit accounts maintained by the Loan Parties in the ordinary course).

(b)The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided.  At any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Required DIP Lenders as specified herein, shall (subject to Article X and Section 11.03)) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 9.03 hereof and shall provide written notice of any such application.  The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

Section 9.02Reserved.

Section 9.03Application of Proceeds.  The proceeds received by the Administrative Agent or Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent or the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by Administrative Agent or the Collateral Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent as follows:

(a)First, to the payment of all reasonable and documented costs, expenses, fees, indemnification amounts and any other amounts owing to the Agents under this Agreement and the other Loan Documents, including, without limitation, costs and expenses, fees, commissions and Taxes of such sale, collection or other realization including compensation to the Agents and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Agents in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full in cash;

(b)Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full in cash;

(c)Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and all other amounts constituting Obligations (other than principal) including, without limitation, the Fees, the Minimum Return Payment, any other fees, premiums and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing until paid in full in cash;

(d)Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations until paid in full in cash; and

(e)Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.01Appointment.

(a)Each Lender hereby irrevocably designates and appoints Wilmington Savings Fund Society, FSB as Administrative Agent under this Agreement and the other Loan Documents, and Wilmington Savings Fund Society, FSB accepts such appointment.  Each Lender that holds Loans or has Commitments hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as an agent of such person under this Agreement.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to consent, on behalf of each Lender, to the Interim Order (unless such Lender delivers a written objection to the Administrative Agent).

(b)The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and Wilmington Savings Fund Society, FSB accepts such appointment.  Each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Loan Parties, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

(c)The provisions of this Article X are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any such provisions.  Without limiting the generality of the foregoing, the Agents are expressly authorized to execute each of the Loan Documents and any and all documents (including releases) with respect to the Collateral and any rights of the Secured

Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents, in each case, to be executed on the date hereof, in each case, binding the Lenders to the terms thereof.

Section 10.02Agent in Its Individual Capacity.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 10.03Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required DIP Lenders (or such other number or percentage of the Lenders as expressly required under this Agreement or any other Loan Document), and (c) except as expressly required in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required DIP Lenders (or such other number or percentage of the Lenders as expressly required under this Agreement or any other Loan Document) or in the absence of its own gross negligence or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction.  No Agent shall be deemed to have knowledge of any Default, Event of Default or other matter unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any recital, report, document, statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Neither Agent shall have any duty to inspect the properties, books or records of any Loan Party or any other Person.  No provision of this Agreement or any other Loan Document shall require either Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties this Agreement or any other Loan Document or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. The rights, privileges, protections, immunities and benefits given to each Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable: (i) by such Agent in each Loan Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as the Administrative Agent and Collateral Agent in each of its capacities hereunder and in each of its capacities under any Loan Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Loan Document or related document, as the case may be.  Neither Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than such Loan Documents to which it is directly a party, whether or not an original or a copy of such agreement has been provided to such Agent.  Neither Agent shall have any liability for any special, indirect, unforeseen, consequential or punitive damages (including, but not limited to, lost profits) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby.  Notwithstanding anything in this Agreement or any Loan Document to the contrary, neither Agent shall have any obligation to ascertain or confirm whether any assignee is an Eligible Assignee.  The Administrative Agent shall not be deemed to have knowledge or notice of designation of any Lender as an “Affiliated Lender” after the date hereof unless the Administrative Agent has received written notice from the Borrower referring to this Agreement and notifying the Administrative Agent of the identity and designation of such Lender as an “Affiliated Lender” which the Administrative Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice, the Administrative Agent may conclusively assume that no Lender under this Agreement has been designated as an “Affiliated Lender”.  No Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Borrower or any other Loan Party, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made; and in no event shall either Agent be responsible for obtaining, monitoring or continuing any flood hazard determinations or flood insurance policies or for determining whether any flood hazard determinations or flood insurance policies are or should be obtained in respect of the Collateral, and each Lender shall be solely responsible for determining whether it requires that any flood hazard determinations or flood insurance policies be obtained in respect of the Collateral and that it will not rely on the Collateral Agent to make such determination or to see that any such flood hazard determinations or flood insurance policies are in fact obtained.  In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real property-related Collateral pursuant to this Agreement or any other Loan Document, no Agent shall be obligated to take title to or possession of real property in its own name, or otherwise in form or manner that may, in its sole judgment, expose it to liability. In the event an Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in such Agent’s sole discretion may cause such Agent to be considered an owner or operator” under any Environmental Law or otherwise cause such Agent to incur, or be exposed to, any liability in connection with any environmental action or any liability under any other federal, state or local Environmental Law, such Agent reserves the right, instead of taking such action, to resign in its capacity as such Agent.  No Agent will shall be liable to any Person for any liability in connection with any Environmental Claims or contribution actions under any Environmental Law by reason of such Agent’s actions and conduct to the extent as authorized, empowered and directed hereunder by the Required DIP Lenders or relating to any kind of Release or threatened Release of any Hazardous Materials into the Environment.

Section 10.04Reliance by Agent.  Each Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by a proper person.  Each Agent also may conclusively rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel, independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.  The Administrative Agent and the Collateral Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required DIP Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all losses, liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this

Agreement and the other Loan Documents in accordance with a request of the Required DIP Lenders, including instructions from legal counsel to the Required DIP Lenders (which, as of the date hereof, is Brown Rudnick LLP), on behalf of the Required DIP Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law.  Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Agents hereunder (including without limitation this Article X), phrases such as “satisfactory to the [Administrative][Collateral] Agent,” “approved by the [Administrative][Collateral] Agent,” “acceptable to the [Administrative][Collateral] Agent,” “as determined by the [Administrative][Collateral] Agent,” “designated by the [Administrative][Collateral] Agent”, “specified by the [Administrative][Collateral] Agent”, “in the [Administrative][Collateral] Agent’s discretion,” “consented to by the [Administrative][Collateral] Agent,” “selected by the [Administrative][Collateral] Agent,” “elected by the [Administrative][Collateral] Agent,” “requested by the [Administrative][Collateral] Agent,” “in the opinion of the [Administrative][Collateral] Agent,” and phrases of similar import that authorize or permit an Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to such Agent receiving a direction from the Required DIP Lenders (or such other number or percentage of the Lenders as expressly required under this Agreement or any other Loan Document). For the avoidance of doubt, any action or omission by an Agent taken or omitted to be taken with the consent of, or at the direction of, the Required DIP Lenders (or such other number or percentage of the Lenders as expressly required under this Agreement or any other Loan Document) shall not constitute gross negligence or willful misconduct.

Section 10.05Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through or delegate any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents selected by it in the absence of gross negligence or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06Successor Agent.

(a)Each Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice, the Required DIP Lenders shall have the right to appoint a successor to such Agent.  If no successor shall have been so appointed by the Required DIP Lenders and shall have accepted such appointment within thirty (30) days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders, appoint, or petition a court of competent jurisdiction to appoint, a successor to such Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof), a United States branch or agency of a commercial banking institution or an entity regularly in the business of providing administrative agency services, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find an institution which is willing to accept such appointment and which meets the qualifications set forth above, such retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required DIP Lenders appoint a successor to such Agent.  Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 and any other provisions that survive the resignation or removal of an Agent shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Loan Party that may come into the possession of the Administrative Agent or Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.  Whenever in the administration of this Agreement, or pursuant to any of the Loan Documents, an Agent shall deem it necessary or desirable (in each case, in its sole discretion) that a matter be proved or established with respect to Borrower or the Guarantors in connection with the taking, suffering or omitting of any action hereunder by the applicable Agent, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by an certificate of a Responsible Officer and such certificate shall be full warranty to such Agent for any action taken, suffered or omitted in reliance thereon.  In no event shall the Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Agent shall use commercially reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 10.08[Reserved].

Section 10.09Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing or in any way related to the Chapter 11 Case; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required DIP Lenders (or such other number or percentage of the Lenders as shall be expressly required by the Loan Documents) shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section 10.09.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder, or the earlier resignation or removal of either Agent hereunder.

Section 10.10Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining prior written consent of the Administrative Agent (acting at the direction of the Required DIP Lenders) and the Required DIP Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken by Agents pursuant to Section 10.11 and/or in concert and at the direction or with the consent of the Administrative Agent (at the direction of Required DIP Lenders) or the Required DIP Lenders and as provided in Section 8.01.

Section 10.11Enforcement.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, including Section 10.10 hereof, the authority to enforce rights and remedies hereunder and under the Loan Documents against the Loan Parties or any of them (and the Collateral) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and Collateral Agent (as applicable), or as the Required DIP Lenders may require or otherwise direct the Administrative Agent or Collateral Agent, for the benefit of all Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

Section 10.12Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting the provisions of Section 2.14(a) or (c), each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12.  The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 10.13Credit Bidding.  The Loan Parties and the Lenders hereby irrevocably authorize Agents, based upon the instruction of the Required DIP Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agents in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agents to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agents to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agents, based upon the instruction of the Required DIP Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agents may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Affiliated Lender shall have the right to credit bid any Obligations in any sale, foreclosure, or other disposition of Collateral conducted pursuant to Section 363 of the Bankruptcy Code, Article 9 of the Uniform Commercial Code, or otherwise under applicable law, provided that the Obligations of the Affiliated Lenders shall be credit bid at the direction of Required DIP Lenders or the Administrative Agent (at the direction of Required DIP Lenders) in accordance with the other provisions set forth herein. Any credit bid by an Affiliated Lender made without such consent shall be deemed null and void ab initio.

Section 10.14Collateral Matters.

(a)The Lenders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations in cash (or in connection with credit bidding all of the monetary Obligations as the winning bidder) (other than contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made), (ii) if approved, authorized or ratified in writing by the required percentage of Lenders in accordance with Section 11.02, (iii) pursuant to the Security Documents or (iv) pursuant to this Section 10.14.  Upon request by the Collateral Agent at any time, the Required DIP Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section; provided that the Collateral Agent may rely conclusively on certificates of a Responsible Officer or Officer’s Certificates and instruction delivered by the Borrower or the other Loan Parties in connection herewith.

(b)Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Security Documents.  Subject to Section 11.02, without further written consent or authorization from any Secured Party, the Administrative Agent or

Collateral Agent, as applicable, may (a) execute any documents or instruments (without representation, warranty or recourse) prepared by and reasonably requested by the Borrower in connection with a disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such disposition of assets with respect to which Required DIP Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented or (c) release any Guarantor from the Guarantee with respect to which Required DIP Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented.

(c)In connection with any action taken with respect to any release of Collateral, each Agent shall be entitled to request and conclusively rely (without independent investigation or inquiry) on a certificate of a Responsible Officer of the Borrower delivered to the Collateral Agent and the Administrative Agent certifying that such release (and the execution of any documents or the taking of any other action in connection therewith) is authorized and permitted pursuant to the terms of this Agreement and the other Loan Documents and all conditions precedent to such release have been satisfied.

(d)The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall an Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral, including the filing of any UCC financing or continuation statements.

Section 10.15Erroneous Payments.

(a)If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.15(a) and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) to the extent that a notice of payment, prepayment or repayment is required to be sent by Administrative Agent hereunder, or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this (b) shall not have any effect on a Payment Recipient’s obligations pursuant to (a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for) the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Obligations.

(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f)Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XI

MISCELLANEOUS

Section 11.01Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(a)if to any Loan Party, to the Borrower at:

Zynex, Inc.

9655 Maroon Circle

Englewood, CO 80112

Attention: Mr. John Bibb

Telephone: ________;

Email Address: ________

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention : Elisha Graff; Moshe A. Fink, Zachary Weiner

Email Address: egraff@stblaw.com; moshe.fink@stblaw.com; zachary.weiner@stblaw.com

(b)if to the Administrative Agent, to it at:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Patrick Healy; Raye Goldsborough; Tim McHugh

Email Address: rgoldsborough@wsfsbank.com; tmchugh@wsfsbank.com; phealy@wsfsbank.com with a copy to (which shall not constitute notice):

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: John Ashmead & Gregg Bateman

Email Address: ashmead@sewkis.com & bateman@sewkis.com

with a copy to (which shall not constitute notice):

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

United States of America

Attention: Andreas P. Andromalos, Esq.

Telephone No.: (617) 856-8229

Email: AAndromalos@brownrudnick.com; twallach@brownrudnick.com

(c)if to a Lender, to it at its address (or telecopier number) set forth on the applicable Administrative Questionnaire or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopier or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

(d)Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 11.01(g)) be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(f)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(e)Change of Address, etc.  Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

(f)Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, which shall be delivered in hard copy (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at rgoldsborough@wsfsbank.com; tmchugh@wsfsbank.com; phealy@wsfsbank.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

(g)Platform/Posting.  Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its employees, agents, officers or directors have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet.

Section 11.02Waivers; Amendment.

(a)No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)Except as provided in paragraph (c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Required DIP Lenders and the Administrative Agent (acting at the direction of the Required DIP Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required DIP Lenders; provided that no such agreement shall:

(i)increase the Commitment of any Lender without the written consent of such Lender;

(ii)reduce the principal amount or premium of any Loan or reduce the rate of interest thereon, or reduce any Fees or the Minimum Return Payment payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender affected thereby;

(iii)postpone or extend the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)change Section 2.13(b) or (c), Section 9.03 or the definition of “Pro Rata Share”, or any other provisions hereof, in each case, in a manner that would alter the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v)change the percentage set forth in the definition of “Required DIP Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)release any Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender; or

(vii)release all or substantially all of the Collateral from the Liens under the Security Documents (other than in connection with the payment of the Obligations in full in cash or in connection with credit bidding all of the monetary Obligations as the winning bidder) or alter the relative priorities of the Obligations entitled to the Liens under the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights, protections, immunities, indemnities, obligations or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (2) no such agreement shall amend, modify or otherwise affect the rights, protections, immunities, indemnities, obligations or duties of the Collateral Agent without the prior written consent of the Collateral Agent, and (3) the Fee Letter and the Agency Fee Letter may be amended or modified, or any provision therein waived, by parties thereto.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required DIP Lenders and the Administrative Agent (acting at the direction of the Required DIP Lenders) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it as Obligations or accrued for its account under this Agreement.

Notwithstanding anything to the contrary contained in this Section 11.02, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 11.02(b).

(c)If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Required DIP Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace (subject to the last sentence of Section 11.02(b)) all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(d)Each Affiliated Lender acknowledges and agrees that:

(i)Notwithstanding any other provisions set forth herein, including without limitation this Section 11.02, all Loans held by such Affiliated Lender shall be excluded from voting on any amendment, waiver, modification or consent under any Loan Document, including without limitation any matter relating to payments, interest, maturity, collateral, covenants, defaults, or remedies, provided, that no Affiliated Lender shall be excluded from voting on any waiver, amendment, modification or consent under any Loan Document which affects such Affiliated Lender, including its Loans or its treatment under a Plan of Reorganization, in each case, disproportionately when compared to the other affected Lenders;

(ii)The Administrative Agent (at the direction of Required DIP Lenders) shall vote on behalf of such Affiliated Lender in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor (including, for the avoidance of doubt, the Chapter 11 Cases) (and each Affiliated Lender hereby grants to the Administrative Agent a power of attorney, irrevocable and coupled with an interest, to so vote such Affiliated Lender’s claims associated with the Loans and the Commitments in accordance with this Section 11.02(d)), or, alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by the Required DIP Lenders of the same class who are not Affiliated Lenders;

(iii)Such Affiliated Lender, solely in its capacity as an Affiliated Lender (and not in any other capacity), will not be entitled to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender or among Lenders to which the Borrower or its representatives are not invited, or (B) receive any information or material prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among the Administrative Agent, the Collateral Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of borrowing, pre-payments and other administrative notices in respect of its Loans and Commitments required to be delivered to Lenders pursuant to the terms of the Loan Documents) or (C) make or bring (or participate in) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent hereunder with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or the Collateral Agent under the Loan Documents; and

(iv)It shall not have any right to receive advice of counsel to the Administrative Agent, the Collateral Agent or to the Lenders (other than counsel to Affiliated Lenders) or to challenge the Lenders’ attorney-client privilege.

(e)Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the discretion of the Administrative Agent (at the direction of the Required DIP Lenders), to take any action and to execute any instrument that the Agent or the Required DIP Lenders may deem reasonably necessary to carry out the provisions of Section 11.02(d).  In furtherance of the foregoing, each Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent (at the direction of the Required DIP Lenders) to evidence the voting of its interest as a Lender in accordance with the provisions of Section 11.02(d) (it being understood and agreed that if such Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the rights of the Administrative Agent and the Required DIP Lenders under Section 11.02(d)).

(f)Each Affiliated Lender hereby waives any claim against the Administrative Agent for exercising any powers granted to it under Section 11.02(d). It is further acknowledged and agreed that the provisions of Section 10.09 and Section 11.03 shall be applicable to any actions taken by the Administrative Agent at the direction of the Required DIP Lenders in the exercise of the powers granted to it under Section 11.02(d). For the avoidance of doubt, in no event shall the Administrative Agent have any duty or obligation to exercise the powers set forth in Section 11.02(d) absent receipt of direction from the Required DIP Lenders.

Section 11.03Expenses; Indemnity.

(a)The Loan Parties agree, jointly and severally, to pay, promptly upon demand, and in each case subject to Section 18(b) of the Financing Orders:

(i)all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, Collateral Agent and Lenders, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent, Collateral Agent and Lenders, in connection with the syndication of the Loans and Commitments, the preparation, execution and/or delivery of the Loan Documents (and any term sheets in connection therewith), Financing Orders, the administration of the Loans and Commitments, the performance under the Loan Documents, the perfection and maintenance of the Liens securing the Collateral, including, without limitation, the exercise of all rights under Section 11.2 of the Security Agreement, and any actual or proposed amendment, restatement, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that the Lenders shall be reimbursed for the fees, costs and expenses of one counsel for all of the Lenders and one counsel for the Affiliated Lenders, and if necessary, of one regulatory and one local counsel retained by Lenders in each relevant regulatory field and each relevant jurisdiction and one financial advisor;

(ii)all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, Collateral Agent and Lenders, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent, Collateral Agent and Lenders, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding the Administrative Agent and/or Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the reasonable judgment of the Administrative Agent or Collateral Agent to defend or uphold the Liens granted pursuant to the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Requirements of Law);

(iii)all costs and expenses incurred by the Administrative Agent, Collateral Agent or any Lender, including the reasonable and documented fees, charges and disbursements of Advisors for the Administrative Agent, Collateral Agent or each Lender, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during the Chapter 11 Cases, any workout, restructuring or negotiations in respect of the Obligations; and

(iv)all of the reasonable and documented out-of-pocket fees and expenses of the Agents’ and Lenders’ Advisors in connection with the preparation, reproduction, delivery and review of pleadings, documents, agreements and reports related to the Chapter 11 Cases (including, without limitation, the Loan Documents, the Sale and the Plan of Reorganization) and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code.

(b)The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and each Affiliate and Lender Affiliate of any of the foregoing persons and each of their respective partners, controlling persons, directors, officers, trustees, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, penalties, judgments, suits and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing or the Chapter 11 Cases, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Loan Party at any time, or any Environmental Claim related in any way to any Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable law, shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof).

(c)The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the resignation or removal of any Agent, the consummation of the transactions contemplated hereby, the repayment of the Loans, the release of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender.  All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d)To the extent that the Borrower fails to promptly pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents in its capacity as such.

Section 11.04Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender shall have the right at any time to assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided (i) that except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of contemporaneous assignments to or by two or more Approved Funds), (iv) the assignee, if not already a Lender at the time of the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and such tax documents as may be required by the Administrative Agent, (v) at no time shall Affiliated Lenders collectively hold more than 15% of the aggregate principal amount of Loans outstanding or Total Commitments and any acquisition of Loans and/or Commitments in excess of such cap shall be deemed void ab initio and (vi) no assignment of any Loan or Commitment may be made to an Affiliated Lender (or a Person that would, after giving effect to such assignment, constitute an Affiliated Lender), without the prior written consent of the Required DIP Lenders.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of the Borrower to such assignee under Section 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 11.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void to effect such assignment or transfer and instead shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to the limitations on sales of participations set forth in this Section 11.04.

(c)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Agents and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section and such documents as may be required to be delivered to it, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)Any Lender shall have the right at any time, without the consent of the Borrower, any Loan Party or the Administrative Agent, to sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, each Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participation is recorded in the register described in the last sentence of this Section 11.04(e).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements and limitations of Section 2.14) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.13(c) as though it were a Lender.  Each Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a register on which it records the names and addresses of its Participants, and the amount and terms of its participations.  For the avoidance of doubt, no Agent shall have any obligation to maintain any Participant register.

(f)A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that, with respect to any Loans, the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan under this Agreement unless the requirements of this Section 11.04 concerning assignments are fully satisfied.

(h)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recording system, as the case may be, to the extent and as provided for under any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.05Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.11, Section 2.12, 2.13, 2.14 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 11.06Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion to, hearing before, or order from, the Bankruptcy Court) but subject in all cases to the provisions of the Financing Orders, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.  Each Loan Party hereby consents and agrees that the Bankruptcy Court (or if the reference is withdrawn, the applicable United States District Court) shall have exclusive jurisdiction to hear and determine any claims or disputes between the Loan Parties, Agents and the Lenders pertaining to this Agreement or any of the other Loan Documents or to any other matter arising out of or relating to this Agreement; provided, that Agents, the Lenders and the Loan Parties acknowledge that any appeals from the Bankruptcy Court may have to be heard by a court other than the Bankruptcy Court; provided, further, that nothing in this Agreement shall be deemed or operate to preclude Agents from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agents.  Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any court, and each Loan Party hereby waives any objection that such Loan Party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Loan Party hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in Section 11.01 of this Agreement and that service so made shall be deemed completed upon the earlier of such Loan Party’s actual receipt thereof or three (3) days after deposit in the United States mail, proper postage prepaid.

(b)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(a).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 11.10Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 11.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12Confidentiality.  Neither any Agent nor any Lender shall disclose any Confidential Information to any person without the consent of the Borrower, other than (a) to the Agents, other Lenders, such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, attorneys and advisors and to potential lenders, pledgees under Section 11.04(g) and Participants, in each case for purposes related to this DIP Facility and then only if such potential lender or Participant has agreed to be bound by the terms of this Section 11.12 and any other confidentiality agreement entered into by such Agent or such Lender with respect to such Confidential Information, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign Governmental Authority or regulatory authority or examiner regulating such Lender Party (including the National Association of Insurance Commissioners), (d) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or such professional advisor) agrees to be bound by the provisions of this Section 11.12, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder in a related court proceeding so long as such Confidential Information is (i) filed under seal with the applicable court, (ii) used in a manner consistent with any applicable protective order entered by any applicable court proceeding, or (iii) as may be agreed between the Required DIP Lenders and the Borrower and (f) when required by it, to S&P or the Administrative Agent, provided that, prior to any such disclosure, each such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.  Neither any Agent nor any Lender shall disclose any Confidential Information to any person in contravention of any confidentiality agreement entered into by such Agent or such Lender.  “Confidential Information” means information concerning the Borrower of any of its direct or indirect shareholders, or any of their respective employees, directors, or Subsidiaries, or Affiliates received by any Agent or any Lender on a confidential basis from the Borrower or any other person under or pursuant to this Agreement or any other Loan Document including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

Section 11.13Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14[Reserved].

Section 11.15Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder with respect to any Guarantee or granting of any Lien on any property shall be absolute and unconditional irrespective of:

(a)any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Loan Party;

(b)any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Loan Party;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)any other circumstances which might otherwise constitute a defense available to, or a discharge of, the other Loan Parties.

Section 11.16USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Agents.

Section 11.17Parties including the Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the bankruptcy estate of each Loan Party, and any trustee, other bankruptcy estate representative or any successor-in-interest of any Loan Party in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agents and Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent or Collateral Agent file financing statements or otherwise perfect its Liens under applicable law.  No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the express written consent of the Agents and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of Agents and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Agents and Lenders with respect to the transactions contemplated hereby and no person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

[remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ZYNEX, INC., as Borrower

By:	/s/ Vikram Bajaj
Name: Vikram Bajaj
Title: Chief Financial Officer

ZYNEX MONITORING SOLUTIONS, INC., as a Guarantor

By:	/s/ Vikram Bajaj
Name: Vikram Bajaj
Title: Chief Financial Officer

ZYNEX NEURODIAGNOSTICS, INC., as a Guarantor

By:	/s/ Vikram Bajaj
Name: Vikram Bajaj
Title: Chief Financial Officer

ZYNEX MEDICAL, INC., as a Guarantor

By:	/s/ Vikram Bajaj
Name: Vikram Bajaj
Title: Chief Financial Officer

PHARMAZY, INC., as a Guarantor

By:	/s/ Vikram Bajaj
Name: Vikram Bajaj
Title: Chief Financial Officer

[Signature Page to Senior Secured DIP Credit Agreement]

KESTREL LABS, INC., as a Guarantor

By:	/s/ Vikram Bajaj
Name: Vikram Bajaj
Title: Chief Financial Officer

ZYNEX MANAGEMENT LLC, as a Guarantor

By:	/s/ Vikram Bajaj
Name: Vikram Bajaj
Title: Chief Financial Officer

[Signature Page to Senior Secured DIP Credit Agreement]

AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:	/s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

[Signature Page to Senior Secured DIP Credit Agreement]

LENDERS:

[Lender Signature Pages on file with the Administrative Agent]

[Signature Page to Senior Secured DIP Credit Agreement]